UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Freescale Semiconductor, Ltd.
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Notice of Annual General Meeting

March 8, 2013

Dear Shareholders:

I invite you to attend the 2013 Annual General Meeting of shareholders of Freescale Semiconductor, Ltd. (the “Company”), which will be held on Tuesday, April 30, 2013 at 8:00 a.m. Central Time. The meeting will be held at our principal executive offices at 6501 William Cannon Dr. West, Austin, Texas 78735.

At the Annual General Meeting, we will discuss, and the Company’s shareholders will vote, on the following proposals:

•	Proposal 1 — the election of the eleven directors named in the proxy statement to the Company’s Board of Directors (the “Board”);

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Proposal 2 — the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2013, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees; and

•	Proposal 3 — non-binding advisory vote to approve the compensation of our Named Executive Officers.

We will also consider any other business that properly comes before the Annual General Meeting. None of the proposals require the approval of any other proposal to become effective. This notice incorporates the accompanying proxy statement in which these matters are more fully described.

At the Annual General Meeting we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2012, and lay them before the shareholders in accordance with Bermuda law. If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the Annual General Meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion. The Board has fixed March 1, 2013, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements.

Your vote is very important. Whether or not you plan to attend the Annual General Meeting, please submit your proxy as soon as possible. On or about March 15, 2013, we will mail a notice to our shareholders containing instructions on how to access our proxy materials and submit their proxy electronically over the Internet. The notice also includes instructions on how you can receive a printed copy of your proxy materials.

By order of the Board,

Jonathan A. Greenberg

Secretary

Austin, Texas

PLEASE NOTE: If you plan to attend the meeting, please allow time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. For security reasons, you and your bags are subject to search prior to your admittance to the meeting.

FREESCALE SEMICONDUCTOR, LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2013

GENERAL INFORMATION

The Board of Directors (the “Board”) of Freescale Semiconductor, Ltd. (“Freescale” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted at Freescale’s Annual General Meeting of Shareholders (the “Annual General Meeting”) on April 30, 2013. You are requested to vote on the proposals described in this proxy statement.

The Annual General Meeting will be held at 8:00 a.m. Central Time at our principal executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735. The telephone number at this address is (512) 895-2000.

The date of this proxy statement is March 8, 2013, and a notice of internet availability of proxy materials will be mailed on or about March 15, 2013 to all shareholders entitled to vote at the Annual General Meeting (the “Notice”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL GENERAL MEETING

Q: What information is contained in these materials?

A: These proxy materials include our proxy statement for the Annual General Meeting, the notice of our Annual General Meeting and a letter to shareholders from our President and Chief Executive Officer. Also included with these materials is Freescale’s 2012 Annual Report to Shareholders, which includes Freescale’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the U.S. Securities and Exchange Commission (“SEC”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting.

Q: Who can attend the Annual General Meeting?

A: All shareholders as of the close of business on March 1, 2013 (the “Record Date”) are authorized to attend the Annual General Meeting.

Q: How can I obtain admittance to the Annual General Meeting?

A: Each shareholder should be prepared to present a valid government issued photo ID such as a driver’s license or passport; and shareholders holding their shares through a broker, bank, trustee or nominee will need to bring proof of beneficial ownership as of the Record Date, such as their most recent account statement reflecting their share ownership prior to March 1, 2013, or a copy of the voting instruction card provided by their broker, bank, trustee or nominee or similar evidence of ownership.

Q: What proposals will be voted on at the Annual General Meeting?

A: There are three proposals scheduled to be voted on at the Annual General Meeting:

•	the election of the eleven directors named in this proxy statement to the Board;

•

the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2013, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees; and

•	non-binding advisory vote to approve the compensation of our Named Executive Officers.

These matters are more fully described below. None of the proposals require the approval of any other proposal to become effective. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2012, and lay them before the shareholders in accordance with Bermuda law. If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the Annual General Meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.

Q: What are Freescale’s voting recommendations?

A: The Board recommends that you vote your shares as follows:

•	“For” the election of the eleven directors listed in Proposal 1 to the Board;

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“For” the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2013, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees as described in Proposal 2; and

•	“For” the approval, on an advisory and non-binding basis, of the compensation of our Named Executive Officers as described in Proposal 3.

Q: What shares can I vote?

A: All of Freescale’s common shares owned by you as of the Record Date may be voted by you. On the Record Date, there were 251,941,538 common shares issued and outstanding. There were no other voting securities outstanding as of the Record Date.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: The majority of our shareholders are beneficial owners (i.e. hold their shares through a broker, bank or other nominee rather than directly in their own name). As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee (also known as shares registered “in street name”), you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual General Meeting. Your broker, bank or other nominee will enclose a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual General Meeting unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the Annual General Meeting.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares, the shareholder of record and these proxy materials are being sent to you by us. As the shareholder of record, you have the right to vote your proxy directly to Freescale (via the Internet, by telephone or mail) or to vote in person at the Annual General Meeting. If you request printed copies of the proxy material by mail, you will receive a proxy card.

Q: How can I vote my shares?

A: If you hold shares beneficially in street name, you may direct your vote in the manner prescribed by your broker, bank or other nominee, or, if you obtain a legal proxy from your broker, bank or other nominee, you may vote in person at the Annual General Meeting. Please refer to the voting instruction card provided by your broker or nominee.

If you hold shares directly as the shareholder of record, you may vote in person at the Annual General Meeting or by proxy. In most instances, you will be able to vote by proxy over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card. Submitting your vote by proxy will not affect your right to attend the Annual General Meeting and to vote in person. Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance using one the following methods so that your vote will be counted if you later decide not to attend the Annual General Meeting:

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Internet — You may vote by proxy on the Internet up until 11:59 p.m. Eastern Time the day before the Annual General Meeting. The Web site for Internet voting is www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

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Telephone — You may vote by proxy up until 11:59 p.m. Eastern Time the day before the Annual General Meeting by using the toll-free number listed on your proxy card or Voting Instruction Form. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Mail — Mark, sign and date your proxy card or Voting Instruction Form and return it in the postage-paid envelope provided. In order for your vote to be counted, we must receive your proxy card or Voting Instruction Form no later than the day before the Annual General Meeting.

Voting in Person at the Annual General Meeting — If you are a shareholder of record and wish to vote in person, you will be given a ballot at the Annual General Meeting. Please note, however, that if you hold your shares beneficially in street name and you wish to vote at the Annual General Meeting, you must bring to the Annual General Meeting a legal proxy from the record holder of the shares authorizing you to vote at the Annual General Meeting.

Q: Can I change my vote?

A: If you are a beneficial owner of shares held in street name, please refer to the instructions provided by your broker or nominee regarding how to change your vote. In addition, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares in person, you may change your vote by attending the Annual General Meeting and voting again in person.

If you are a shareholder of record, you have the right to revoke your proxy and change your vote at any time prior to the Annual General Meeting. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. Eastern Time on the day before the Annual General Meeting, or voting again at the Annual General Meeting. Alternatively, you may provide a written statement to Freescale’s Secretary of your intention to revoke your proxy. Attendance at the Annual General Meeting will not cause your previously granted proxy to be revoked unless you make such a request or you vote at the Annual General Meeting.

Q: What vote is required in order to approve each proposal?

A: Proposal 1: The nominees for director receiving the most votes cast (up to the number of directors to be elected) will be elected as directors, and an absolute majority of the votes cast will not be a prerequisite to the election of these directors. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal 2: Appointment of KPMG LLP as our independent auditors and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees requires that a simple majority of the votes be cast “For” this proposal. Abstentions will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Proposal 3: To adopt the non-binding resolution approving the compensation of our Named Executive Officers, a majority of the votes cast must vote “For” this proposal. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of this proposal.

Pursuant to Bermuda law, (i) common shares which are represented by “broker non-votes” (i.e. common shares held by brokers which are represented at the Annual General Meeting but which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting, but which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, and are only counted for quorum purposes.

If you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your shares in connection with Proposals 1 and 3, which are considered “non-discretionary” items for which brokerage firms require your voting instructions to vote your shares.

Q: How are votes counted?

A: Each share will be entitled to one vote. All votes will be tabulated by the inspector of elections appointed for the Annual General Meeting, who will count the votes, determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting.

Q: What is the quorum requirement for the Annual General Meeting?

A: One or more persons present in person at the start of the Annual General Meeting and representing in person or by proxy more than one-half of the total issued and outstanding voting shares of the Company entitled to vote at the Annual General Meeting shall form a quorum for the transaction of business at the Annual General Meeting.

Q: What happens if additional proposals are presented at the Annual General Meeting?

A: Other than the proposals described in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not expect any matters to be presented for a vote at the Annual General Meeting. If you grant a proxy, the persons named as proxy holders, Alan Campbell, Jonathan A. Greenberg or Dathan C. Voelter (the Company’s Chief Financial Officer, Secretary and Assistant Secretary, respectively) will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual General Meeting. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: Who will bear the cost of soliciting votes for the Annual General Meeting?

A: Freescale pays the entire cost of soliciting proxies. Our directors, officers and employees, without additional compensation, may also solicit proxies or votes in person, by telephone or by electronic communication. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of Freescale’s common shares.

Q: How can I get electronic access to the proxy materials?

A: The SEC has adopted rules that allow proxy materials to be posted to the Internet and provide only the Notice to shareholders. We have elected to provide access to our proxy materials over the Internet, and accordingly have sent the Notice to our shareholders of record and beneficial owners. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice also instructs you on how to submit your proxy electronically over the Internet or by mail.

Q: Where can I find the voting results of the Annual General Meeting?

A: We will announce preliminary voting results at the Annual General Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual General Meeting. If the final voting results are not available within four business days after the Annual General Meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

Q: What does it mean if I receive more than one proxy or voting instruction form?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

PROPOSAL 1:

ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The current Board consists of twelve directors: J. Daniel McCranie as the Chairman, Richard M. Beyer, John T. Dickson, Daniel J. Heneghan, Gregg A. Lowe and seven representatives of our Sponsors (defined below). Other than Mr. Beyer, who has previously announced that he does not intend to stand for reelection, each of our current directors is being nominated for election at this year’s Annual General Meeting. The Company, Freescale Holdings L.P. and our Sponsors are parties to a shareholders’ agreement (the “Shareholders Agreement”) that provides each of our Sponsors with the right to nominate up to two designees for election to the Board based on the percentage of our issued and outstanding common shares owned by Freescale Holdings L.P. and our Sponsors. See the section titled “Certain Relationships and Related Party Transactions — Arrangements with Our Sponsors” below for more information. Because of their affiliations with our Sponsors or us, none of our directors are independent under the listing standards of the New York Stock Exchange, Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Company’s corporate governance guidelines, except for Messrs. Dickson, Heneghan and McCranie.

Chinh E. Chu, John T. Dickson, Daniel J. Heneghan, Thomas H. Lister, Gregg A. Lowe, John W. Marren, J. Daniel McCranie, James A. Quella, Peter Smitham, Gregory L. Summe and Claudius E. Watts IV are the nominees recommended by the Nominating and Corporate Governance Committee of the Board to be elected to serve until their term expires at the 2014 annual general meeting of the Company, or until their appointment is terminated in accordance with our bye-laws. All of these nominees are current directors.

A plurality of the votes duly cast is required for the election of directors (i.e., the eleven nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes, if any, will not affect the election of directors.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable as a candidate for director, the persons named as proxies will have discretion to vote for any other persons who may be nominated by the Board.

Information as to Nominees

The nominees, their ages, principal occupations or positions, experience and the year first elected as a director of Freescale, are shown on the following pages. None of the nominees are related by blood, marriage or adoption to each other or to any other nominee or to any executive officer of Freescale or its subsidiaries. Except for Mr. Lowe, who began serving as our President and Chief Executive Officer on June 5, 2012, no nominee for director has been an employee of Freescale within the past five years.

Chinh E. Chu, 46, joined our Board in February 2011. Mr. Chu is also a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Chu has been a Senior Managing Director in the Private Equity Group at The Blackstone Group, a private equity firm since 1990. Mr. Chu received a B.S. in Finance from the University of Buffalo, where he graduated summa cum laude. He currently serves as a director of Alliant Insurance Services, Inc., BankUnited, BayView Financial Holdings, L.P., Healthmarkets, Inc., DJO Incorporated and Catalent Pharma Solutions, Inc., and previously served on the board of directors of Celanese Corporation, Graham Packaging Company and SunGard Data Systems Inc.

Mr. Chu was selected to serve as a director in light of his affiliation with The Blackstone Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

John T. Dickson, 67, has served as a member of our Board and Audit and Legal Committee since May 2012. Mr. Dickson came out of retirement to serve as Executive Vice President and head of Operations of Alcatel-Lucent, a global telecommunications corporation, from May 2010 until he retired again in January 2012. During that time, Mr. Dickson was also a member of Alcatel-Lucent’s Management Committee and, from July 2010 to December 2011, also served as a member of the Board and Audit Committee of Alcatel-Lucent Shanghai Bell, a joint venture between Alcatel-Lucent and the Chinese government’s State-Owned Assets Supervision and Administration Commission. Prior to that, Mr. Dickson was President and Chief Executive Officer of Agere Systems, Inc., a leader in semiconductors and software solutions for storage, mobility and networking markets, a position he held from August 2000 until he retired in October 2005. He also served as a Board member of Agere from March 2001 until October 2005. Prior to joining Agere, Mr. Dickson held positions as Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; and Chairman and Chief Executive Officer of SHOgraphics, Inc., a developer of three-dimensional graphics systems, as well as senior roles with ICL, plc, a computer hardware, software and service company, in the United Kingdom, and Texas Instruments, Inc. in Europe. Mr. Dickson is currently a member of the Boards of Avago Technologies, Inc. and KLA-Tencor, Inc. Mr. Dickson previously served on the Boards of National Semiconductor Corporation and Mettler-Toledo International Inc.

Mr. Dickson brings to our Board significant leadership, operations and technology experience gained from holding senior executive positions at global technology organizations such as Alcatel-Lucent, Agere, Lucent and AT&T, including extensive knowledge of the semiconductor industry. Also, from his current and past service as a Board member with other companies, including other semiconductor companies, Mr. Dickson offers a broad understanding of the role and responsibilities of the Board and valuable insight on a variety of significant industry issues. Mr. Dickson’s experience as Chief Executive Officer of Agere Systems, Inc. and SHOgraphics, Inc. and service on the Audit Committee of Alcatel-Lucent Shanghai Bell has given him the financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the Board. Mr. Dickson is nominated for election to the Board upon the recommendation of the non-management directors.

Daniel J. Heneghan, 57, has served as a member of our Board since July 2010. Mr. Heneghan is Chairman of our Audit and Legal Committee and a member of our Finance Committee. Mr. Heneghan brings more than 25 years of experience in financial and executive positions in semiconductor and high tech industries to the Board. Mr. Heneghan has been an independent consultant since 2005, advising technology companies and serving on multiple boards of directors. From 1999 to 2005, Mr. Heneghan served as Vice President and Chief Financial Officer at Intersil Corporation, which designs and manufactures high performance analog solutions. Prior to that, Mr. Heneghan was Vice President and Controller of the Semiconductor Business at Harris Corporation, an international communications and information technology company. Prior to that, Mr. Heneghan was Vice President and General Manager of the Digital Products Division at Harris. Mr. Heneghan also served at various times as Division Controller of the Semiconductor Business, Director of Planning and Director of Finance at Harris. He also serves on the boards of directors of Pixelworks, Inc., Micrel, Inc. and NTELOS Holdings Corp.

Mr. Heneghan brings to our Board experience gained from holding senior leadership and board positions with publicly traded companies in the semiconductor industry. His experience as Chief Financial Officer of Intersil Corporation and service on the audit committees of the three other public companies has given him financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the Board.

Thomas H. Lister, 49, became a member of our Board in December 2006. Mr. Lister is Chairman of our Finance Committee. Mr. Lister is Co-Managing Partner of the private equity firm Permira Holdings Limited and previously served as head of Permira’s North American business. Prior to joining Permira in November 2005, Mr. Lister was a Partner at Forstmann Little & Co., a private equity firm, where he spent 13 years focused on investments in technology, media and telecom and healthcare. Mr. Lister serves on the Board and Audit Committees of Permira Holdings Limited, the Advisory Committee of Legico, a debt investment fund advised by the Permira Funds, and the U.S. Operating Committee and Audit Committee of Genesys, a Luxembourg based software business. He has previously served on the Boards and Audit Committees of Aearo Technologies, Community Health Systems, IMG Worldwide and 24 Hour Fitness. Mr. Lister received a dual degree in Chemistry and Political Science from Duke University where he was Phi Beta Kappa and magna cum laude. Mr. Lister received his MBA from Harvard Business School and was named a Baker Scholar and a John Loeb fellow in Finance.

Mr. Lister was selected to serve as a director in light of his affiliation with Permira, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

Gregg A. Lowe, 50, is a member of the Board and our President and Chief Executive Officer and has served in these roles since June 2012. Mr. Lowe joined Freescale from Texas Instruments, Inc. (“Texas Instruments”), a global semiconductor design and manufacturing company, where he managed the Analog business unit from 2006 to June 2012. Mr. Lowe began his career with Texas Instruments in 1984 and held a variety of management positions with increasing responsibility in Texas Instruments’ sales and business units.

Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He graduated from the Stanford Executive Program at Stanford University.

Mr. Lowe was selected to serve as a director because of his role as our Chief Executive Officer, the management perspective he brings to board deliberations, his extensive industry experience and because such appointment is required by his employment agreement and the Shareholders’ Agreement.

John W. Marren, 50, became a member of our Board in June 2007. Mr. Marren is Chair of our Nominating and Corporate Governance Committee and a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Marren joined the private equity firm TPG Capital in 2000 as a Partner and leads TPG’s technology team. Prior to that, Mr. Marren was a Managing Director at the financial services firm Morgan Stanley, most recently as co-head of the Technology Investment Banking Group. From 1992 to 1996, he was a Managing Director and Senior Semiconductor Research Analyst at the investment bank Alex Brown & Sons. While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips (now part of NXP Semiconductors), and Vitesse Semiconductor Corporation. Mr. Marren currently serves on the Boards of SunGard Data Systems Inc., Aptina Imaging, and Avaya Inc. Mr. Marren previously served on the Boards of MEMC Electronic Materials, Inc., Conexant Systems, Inc. and ON Semiconductor Corporation.

Mr. Marren was selected to serve as a director in light of his affiliation with TPG Capital, his financial expertise and his background in the semiconductor industry, as well as his significant experience in working with companies controlled by private equity sponsors.

J. Daniel McCranie, 69, has served as a member of our Board since March 2011 and Chairman of the Board since June 2012. Mr. McCranie is also a member of our Audit and Legal Committee. Since August 2002, Mr. McCranie has served as Chairman of the Board and since November 2001 as a director of ON Semiconductor Corporation, a supplier of high performance silicon solutions for energy efficient electronics. Since May 2012, Mr. McCranie has served as a member of the board of directors of Mentor Graphics. From

October 2008 to September 2010, Mr. McCranie served as Executive Chairman of Virage Logic, a provider of application optimized semiconductor intellectual property platforms. Previously, Mr. McCranie served at Virage Logic as President and Chief Executive Officer from January 2007 to October 2008, Executive Chairman from March 2006 to January 2007, and Chairman of the Board from August 2003 to March 2006. From 1993 until his retirement in 2001, Mr. McCranie was employed in various positions, including as Executive Vice President, Marketing and Sales, with Cypress Semiconductor Corporation, a supplier of diversified, broadline semiconductor products, focusing on the communications industry. Mr. McCranie has been a member of the Board of Cypress Semiconductor since February 2005. From April 2004 to October 2010, Mr. McCranie served on the Board of Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. In addition to On Semiconductor, Cypress Semiconductor, Virage Logic, Actel Corporation and SEEQ Technology, Inc., within the past ten years, Mr. McCranie has served on the Boards of Xicor, Inc., ASAT Holdings and California Microdevices.

Mr. McCranie brings to our Board nearly 40 years of sales and marketing experience in the semiconductor and communications industries, including management experience as a chief executive officer of two publicly held semiconductor corporations. His experience as a Chief Executive Officer of Virage Logic and SEEQ Technology and service on the Audit Committees of On Semiconductor, Virage Logic, Xicor, Inc., ASAT Holdings and California Microdevices has given him financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the Board.

James A. Quella, 63, became a member of our Board in August 2011. Mr. Quella is a member of our Nominating and Corporate Governance Committee. Mr. Quella is a Senior Managing Director and Senior Operating Partner in the Private Equity Group at Blackstone. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity from June 2000 to February 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, from September 1981 to January 2000 where he served as a Senior Consultant to chief executive officers and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella is currently a member of the Boards of DJO Global, Michaels Stores, and Catalent Pharma Solutions, Inc. Mr. Quella previously served as a member of our Board from July 2008 to February 2011. He also formerly served on the Boards of Allied Waste, Columbia House, Houghton-Mifflin, Graham Packaging, Nielsen Group, Intelenet Global Services, Celanese Corporation, and Vanguard Health Services.

Mr. Quella was selected to serve as a director in light of his affiliation with The Blackstone Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Peter Smitham, 70, became a member of our Board in June 2007. Mr. Smitham is a member of our Compensation and Leadership Committee and a member of our Nominating and Corporate Governance Committee. Mr. Smitham retired from his position as a Partner of the private equity firm Permira on December 31, 2009, but he remains a member of Permira Advisers LLP, which he joined in 1985, the year the London office was founded. Mr. Smitham was the Managing Partner of the London office from 1994 until 1998 and led Permira’s European business from 1996 until 2000. He has worked on numerous transactions focusing on electronics and turnarounds, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Mr. Smitham was selected to serve as a director in light of his affiliation with Permira and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Gregory L. Summe, 56, has served as a member of our Board since September 2010. Mr. Summe is Chairman of our Compensation and Leadership Committee. Mr. Summe is a Managing Director and Vice Chairman of Global Buyout at The Carlyle Group, a private equity firm, and a member of Carlyle’s Operating Committee. Prior to joining Carlyle in September 2009, he was the Chairman and CEO of PerkinElmer, Inc., a designer, manufacturer and deliverer of advanced technology solutions addressing health and safety concerns, a company he led for eleven years from 1998 to September 2009. He joined PerkinElmer in January 1998 in the role of President and Chief Operating Officer and in 1999 was elected Chief Executive Officer and Chairman of the Board. He also served as a Senior Advisor to Goldman Sachs Capital Partners, a leader in private corporate equity investing, from 2008 to 2009. Prior to joining PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, an inventor and manufacturer of technologies addressing global macrotrend challenges such as safety, security, and energy, serving as the President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group. Before joining AlliedSignal, he was the General Manager of Commercial Motors at General Electric and was a Partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is also in the Engineering Hall of Distinction at the University of Kentucky. Mr. Summe currently sits on the Boards of Automatic Data Processing Inc., State Street Corporation and several private companies.

Mr. Summe was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Claudius E. Watts IV, 51, became a member of our Board in December 2006. Mr. Watts is a member of our Nominating and Corporate Governance Committee and our Finance Committee. Mr. Watts is currently a Managing Director with The Carlyle Group, a private equity firm. Mr. Watts is the head of Carlyle’s Technology Buyout Group and focuses on buyouts and growth equity investments in large companies providing semiconductors, electronic systems, software, and software enabled services. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc. (now Wells Fargo Securities) from May 1998 to April 2000, where he led the firm’s defense, aerospace and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts was a principal and had been employed since June 1994. Prior to attending graduate school Mr. Watts was a fighter pilot in the United States Air Force. Mr. Watts earned a B.S. in electrical engineering from The Citadel in Charleston, South Carolina and an M.B.A. from The Harvard Graduate School of Business Administration. Mr. Watts currently sits on the Boards of CommScope, Inc., SS&C Technologies, Inc., and CPU Technology, Inc.

Mr. Watts was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

The Board recommends a vote “For” the election to the Board of the nominees identified above.

In accordance with the Company’s bye-laws, the Board has determined the number of director positions on the Board to be twelve. As noted above, Mr. Beyer has previously announced that he does not intend to stand for reelection. Therefore, upon Mr. Beyer’s resignation, effective as of the day before the Annual General Meeting, there will be one vacancy on the Board. The Board is in the process of searching for a director to fill this vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that form the framework for our governance policies and practices. All of our corporate governance materials, including the Corporate Governance Guidelines (which include the Company’s definition of director independence), Code of Business Conduct and Ethics and each of our Board committee charters, are posted on Freescale’s Investor Relations website at http://investors.freescale.com under the “Corporate Governance” section. Copies of our corporate governance materials are also available to shareholders who request them. Requests must be in writing and sent to: Secretary, Freescale Semiconductor, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735.

Freescale has a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to our officers, as well as the governance requirements of the New York Stock Exchange (“NYSE”). We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics (to the extent applicable to any director or any of our executive officers, including the principal executive officer, principal financial officer or principal accounting officer) on our website.

Director Independence

We are a “controlled company” under the corporate governance rules of the NYSE because a consortium of private equity funds, including The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital (which we refer to collectively as our “Sponsors”) beneficially own a majority of our issued and outstanding common shares through our largest shareholder, Freescale Holdings L.P. As a controlled company, we are eligible for an exemption from the requirements (i) that a majority of our Board consist of independent directors and (ii) that we have a nomination and governance committee and a compensation committee in each case composed entirely of independent directors.

Our Audit and Legal Committee consists of Messrs. Heneghan (Chairman), Dickson and McCranie. Our Board has determined that Messrs. Heneghan, Dickson and McCranie are each independent under the listing standards of the NYSE, our corporate governance guidelines and Rule 10A-3 of the Exchange Act.

Mr. Heneghan simultaneously serves on our Audit and Legal Committee and the audit committees of three other public companies. The Board has determined that Mr. Heneghan’s service on multiple public company audit committees does not impair his ability to effectively serve on our Audit and Legal Committee. In making this determination, the Board considered, among other factors, Mr. Heneghan’s service for more than two years on the Company’s Audit and Legal Committee and his extensive experience serving on multiple public company audit committees.

Communications with the Board

Shareholders or other interested parties who wish to communicate with members of the Board, including the Chairman and the non-management and independent directors individually or as a group, may send correspondence in care of the Secretary at Freescale’s principal offices at 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735. Our Secretary will receive all communications sent to this address, and will provide all substantive communications to the Chairman, excluding simple administrative requests that are appropriately addressed by the Secretary.

Freescale does not have a formal policy regarding Board members’ attendance at annual general meetings, but we encourage our Board members to attend the Annual General Meeting. Each member of our Board serving at the time of last year’s annual general meeting attended in person or by telephone.

BOARD STRUCTURE AND COMPENSATION

Our Board currently has twelve members, three of whom are independent within the meaning of the NYSE listing standards, Rule 10A-3 of the Exchange Act and the Company’s corporate governance guidelines.

The Board had the following standing committees during 2012: Audit and Legal; Compensation and Leadership; Nominating and Corporate Governance; and Finance. The membership during 2012 and the function of each committee are described below. All members of these committees are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below. During 2012, the Board met nine (9) times and various committees of the Board met as indicated below. During 2012, no director attended fewer than 75% of the meetings held by the Board and committees on which each director served, with the exception of Mr. Chu who attended approximately 63%. In the majority of Mr. Chu’s absences, he asked Mr. Quella to attend and serve as The Blackstone Group’s designees under the Shareholders Agreement.

Board Leadership and Role in Risk Oversight

The Board believes that the decision of whether to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer should be made by the Board in its business judgment after considering relevant circumstances. At this time, the Board has determined that the separation of the roles of Chairman and Chief Executive Officer results in efficient and effective operation of the Board and is in the best interests of the Company’s shareholders. Separating these positions aligns the Chairman role with our independent directors, enhances the independence of our Board from management and allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations. Our Chairman works closely with our Chief Executive Officer to set the agenda for Board meetings and to facilitate information flow between the Board and management. Mr. McCranie serves as our Chairman. As Chairman, Mr. McCranie presides at the regularly scheduled executive sessions of the non-management directors.

Our management is directly responsible for executing the Company’s risk management processes. Our Board is responsible for overseeing these risk management processes. In exercising its oversight, the Board and, as appropriate, the relevant Board committee, assesses the material risks facing the Company and evaluates management’s plans for managing material risk exposures. Our Board performs this oversight function through periodic reports from management and Board committees. While our Board generally has ultimate oversight responsibility of the Company’s risk management processes, it has delegated to its committees the responsibility to oversee risk management processes associated with their respective areas of responsibility and expertise. For example, the Audit and Legal Committee has oversight responsibility for the Company’s internal audit function, compliance with the Company’s Code of Business Conduct and Ethics, internal controls and financial reporting practices, litigation, and compliance processes. The Compensation and Leadership Committee has oversight responsibility for the Company’s executive talent management and succession planning and risks related to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee has oversight responsibility for the Company’s compliance with its corporate governance principles and leadership succession planning. The Finance Committee has oversight responsibility for the Company’s treasury and financial risk management policies, capital structuring and other financial transactions. The Board receives regular reports from each committee chair regarding the committee’s considerations and actions. The Board also receives regular updates from management on the Company’s business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

The Board’s leadership structure is consistent with the Board and its committees’ roles in risk oversight. Having management report its risk management processes to the committee with relevant responsibility and expertise ensures that the directors with the most relevant expertise analyze and oversee the applicable risk management process.

Audit and Legal Committee

Our Audit and Legal Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs. Heneghan (Chairman), Dickson and McCranie, each of whom are independent for purposes of the NYSE listing standards, Rule 10A-3 of the Exchange Act and the Company’s corporate governance guidelines. Mr. Lister served on the Audit and Legal Committee until May 21, 2012, at which time he resigned from the Audit and Legal Committee and Mr. Dickson was appointed to the vacancy in order to satisfy the NYSE listing requirement that the Audit and Legal Committee consist entirely of independent directors within one year of our initial public offering. Pursuant to its charter and the authority delegated to it by the Board, the Audit and Legal Committee has ultimate authority and direct responsibility to appoint (where the auditor is not appointed by the shareholder), compensate (where authorized by the shareholders, if appropriate), retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit and Legal Committee reviews performance and independence of the independent auditors and also oversees internal audit activities, compliance with the Company’s Code of Business Conduct and Ethics and legal matters including intellectual property litigation.

Our Audit and Legal Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication. The Audit and Legal Committee also meets periodically with senior management to discuss risk assessment and risk management policies.

The Board has determined that all Audit and Legal Committee members are financially literate in accordance with the NYSE listing standards and all members meet the SEC’s definition of “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. As noted above, all Audit and Legal Committee members are independent for purposes of the NYSE listing standards, Rule 10A-3 of the Exchange Act and the Company’s corporate governance guidelines. For a description of the education and experience of each of Messrs. Heneghan, Dickson and McCranie, please refer to the “Information as to Nominees” section above.

The Audit and Legal Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2012: eight (8).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Compensation and Leadership Committee

Our Compensation and Leadership Committee currently consists of Messrs. Summe (Chairman), Chu, Marren and Smitham. None of the members of the Compensation and Leadership Committee are independent for purposes of the NYSE listing standards because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Compensation and Leadership Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers and reviewing and recommending to the non-management members of the Board the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. As a “controlled company,” we are not required to have a Compensation and Leadership Committee comprised entirely of independent directors. The Compensation and Leadership Committee meets as often as it deems necessary, but not less than four times a year.

Number of meetings in 2012: five (5).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Marren (Chairman), Quella, Smitham, and Watts. None of the members of the Nominating and Corporate Governance Committee are independent for purposes of the NYSE listing standards because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Nominating and Corporate Governance Committee is responsible for determining selection criteria and appointment procedures for members of our Board, periodically assessing the scope and composition of our Board and evaluating the performance of its individual members. As a “controlled company,” we are not required to have a Nominating and Corporate Governance Committee comprised entirely of independent directors. The Nominating and Corporate Governance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2012: four (4).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

In identifying and evaluating candidates, the Nominating and Corporate Governance Committee may take into account all of the factors it considers appropriate, which may include: (i) whether the candidate is independent in accordance with any applicable independence requirements of the NYSE; (ii) the structure and membership of the Board; (iii) specific qualifications, expertise or experiences that would complement the existing Board members including education, financial expertise, and industry experience; (iv) a candidate’s personal traits such as mature judgment, diverse background, age, professional relationships, strength of character, level of integrity, ethical standards and other intangibles that would make the candidate a positive addition to the Board and its committees; and (v) special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing members of the Board. When the committee considers diversity, it will consider diversity of experience, skills, viewpoints, race and gender, as it deems appropriate. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia is a desirable qualification for service as a director of Freescale.

The Nominating and Corporate Governance Committee will consider timely written proposals for nomination from shareholders and will evaluate a shareholder’s prospective board nominee in the same manner that it evaluates other nominees, taking into account the Board composition required under the Shareholders’ Agreement. A shareholder who wishes to recommend a prospective board nominee for the committee’s consideration can write to Freescale’s Secretary at Freescale Semiconductor, Ltd., 6501 William Cannon Dr. West, MD OE62, Austin, TX 78735, U.S.A., Attention: Secretary. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the relevant notice provisions in our bye-laws are met, even if such director nominee is not nominated by the Nominating and

Corporate Governance Committee. For more information regarding shareholder proposals and nominations see “Future Shareholder Proposals and Nominations for the 2014 Annual General Meeting”.

Finance Committee

Our Finance Committee currently consists of Messrs. Lister (Chairman), Chu, Heneghan, Marren and Watts. Except for Mr. Heneghan, the members are not independent for purposes of the NYSE listing standards because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by the Board, the Finance Committee makes recommendations to the Board about financial policies of the Company and the nature and structure of major strategic initiatives and financial commitments. The Finance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2012: ten (10).

This committee operates under a written charter adopted by our Board. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

2012 Director Compensation Table

The Nominating and Corporate Governance Committee has responsibility for reviewing the compensation of non-management directors. The Board reviews the Nominating and Corporate Governance Committee’s recommendations and makes the final determination regarding compensation for non-management directors. Currently, only our independent non-management directors receive compensation for their service on the Board. It is our policy to reimburse all directors for reasonable expenses incurred in performing their duties as a director.

Cash Compensation

Our independent directors, Messrs. Dickson, Heneghan and McCranie, each receive an annual director fee of $60,000. Effective June 5, 2012, Mr. McCranie receives an additional fee of $60,000 for serving as non-executive Chairman of the Board. Mr. Heneghan also receives an additional fee of $20,000 for serving as Chairman of our Audit and Legal Committee. Our other committee chairmen are independent and do not receive compensation.

Equity Compensation

Prior to March 30, 2012, our independent directors each received 9,689 restricted share units under the terms of the Freescale Holdings 2006 Management Incentive Plan (“MIP”) when they were first appointed to the Board. The restricted share units vested in equal installments on the first and second anniversary of the date of grant.

On March 30, 2012, the Board approved a new program for the equity compensation received by our independent directors that replaced the prior program. Each independent director received equity grants issued under terms of the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan (“2011 Omnibus Plan”) equaling $175,000 upon nomination to the Board and annually thereafter — 75% of the value of each $175,000 award was granted in the form of an option to purchase the Company’s common shares (the number of shares was determined using a Black-Scholes option-pricing model prior to the grant date) and 25% of the value of each award was granted in the form of restricted share units (the number of restricted share units was determined using the fair market value on the date of the grant). The option and restricted share unit awards both vest 25% per year on the anniversary of the date of grant.

On May 18, 2012, the Board approved a new program for the equity compensation received by our independent directors that replaced the prior program. Each independent director receives a restricted share unit award issued under terms of the 2011 Omnibus Plan equaling $175,000 upon nomination to the Board and annually thereafter. The restricted share units fully vest on the first anniversary of the date of grant.

Effective June 5, 2012, Richard M. Beyer stepped down as the Chairman of the Board and Chief Executive Officer of the Company, but continued to serve as a director on the Board. All compensation Mr. Beyer received in 2012 is fully reflected in the 2012 Summary Compensation Table provided in the section titled “Executive Compensation” below.

The table below provides information concerning compensation paid to non-management directors who served during 2012.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)		Option Awards ($) (d)		Total ($) (h)
Chinh E. Chu(1)	—		—		—		—
John T. Dickson (2)	36,904	(2)	175,193	(2)	—		212,097
Daniel J. Heneghan(3)	80,000	(3)	43,764	(3)	98,509	(3)	222,273
Thomas Lister(1)	—		—		—		—
John W. Marren(1)	—		—		—		—
J. Daniel McCranie(4)	94,121	(4)	43,764	(4)	98,509	(4)	236,394
James A. Quella(1)	—		—		—		—
Peter Smitham(1)	—		—		—		—
Gregory L. Summe(1)	—		—		—		—
Claudius E. Watts IV(1)	—		—		—		—

(1)	Non-management directors who are associated with our Sponsors do not receive compensation as a member of our Board.
(2)	Mr. Dickson receives annual director fees of $60,000. For 2012, Mr. Dickson received a prorated portion of the annual fees as a result of his appointment on May 21, 2012. On June 4, 2012, Mr. Dickson was granted 20,045 restricted share units under the terms of the 2011 Omnibus Plan. These restricted share units vest on the first anniversary of the date of grant. The grant date fair value associated with these restricted share units is $175,193 as calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Company’s Annual Report on Form 10-K, as amended (the “Annual Report on Form 10-K”). On December 31, 2012, 20,045 restricted share units granted to Mr. Dickson were outstanding.
(3)	Mr. Heneghan receives annual director fees of $60,000 and Audit and Legal Committee Chairman fees of $20,000. On April 2, 2012, Mr. Heneghan was granted 2,840 restricted share units and an option to purchase 12,810 of the Company’s common shares under the terms of the 2011 Omnibus Plan. Both the restricted share unit and option awards vest 25% per year on the anniversary of the date of grant. The grant date fair value associated with these awards is $43,764 for the restricted share unit award and $98,509 for the option award, as calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Company’s Annual Report on Form 10-K. On December 31, 2012, 2,840 restricted share units and an option to purchase 12,810 common shares were outstanding.
(4)	Mr. McCranie receives annual director fees of $60,000 and Chairman of the Board fees of $60,000. In 2012, Mr. McCranie received a prorated portion of his chairman fees as a result of his appointment as Chairman on June 5, 2012. On April 2, 2012, Mr. McCranie was granted 2,840 restricted share units and an option to purchase 12,810 of the Company’s common shares under the terms of the 2011 Omnibus Plan. Both the restricted share unit and option awards vest 25% per year on the anniversary of the date of grant. The grant date fair value associated with these awards is $43,764 for the restricted share unit award and $98,509 for the option award, as calculated in accordance with ASC Topic 718. On December 31, 2012, 7,685 of the restricted share units and an option to purchase 12,810 common shares were outstanding.

PROPOSAL 2:

APPOINTMENT OF KPMG LLP

AS FREESCALE’S INDEPENDENT AUDITORS FOR FISCAL 2012

The Audit and Legal Committee has recommended and asks that you appoint KPMG LLP as independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2013, and authorize the Audit and Legal Committee to determine the independent auditors’ fees. According to Bermuda law, an auditor is appointed for a one-year term beginning at the annual general meeting at which it is appointed and continuing until the close of the next annual general meeting.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment and to authorize the Audit and Legal Committee to determine the independent auditors’ fees. If an auditor is not appointed by a majority of the votes cast at the Annual General Meeting, the Audit and Legal Committee will appoint KPMG LLP as the independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2013, and the Audit and Legal Committee will determine the independent auditors’ fees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as Freescale’s independent public accountants for the fiscal year ended December 31, 2012, and has audited our annual financial statements since 2006.

Representatives of KPMG LLP will be present at the Annual General Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders at the Annual General Meeting.

The aggregate fees for professional services rendered by KPMG LLP to Freescale were $1.9 million for 2012 and $3.4 million for 2011.

Auditors’ Fees

The following table shows the fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and review of our interim financial statements for 2012 and 2011, and fees for other services rendered by KPMG LLP for 2012 and 2011:

	Year Ended December 31,
Fees	2012	2011
Audit Fees (1)	$1,850,000	$3,400,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	$7,500	43,000
Total Fees	$1,857,500	$3,443,000

(1)	In 2012 and 2011, consists of services rendered primarily in connection with the audit of our annual financial statements, reviews of our debt refinancing transactions and statutory audits. The amount for 2011 also incorporates services in connection with our initial public offering.
(2)	In 2012 and 2011, consists of services rendered in connection with local attestation requirements and other miscellaneous fees.

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG LLP to audit Freescale’s consolidated financial statements for 2012, KPMG LLP was retained to provide auditing and attestation services in 2012. The Audit and Legal Committee is required to pre-approve all audit and non-audit services and fees charged by KPMG LLP.

The Audit and Legal Committee has formal policies and procedures in place with regard to the approval of all professional services provided by KPMG LLP to Freescale. Below is a summary of the 2012 policies and procedures.

The Audit and Legal Committee provided approval to authorize payment for any “Audit”, “Audit-Related”, and “Tax” services up to an approved budget. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews, and if necessary, approves an updated estimate of the annual Audit and Audit-Related fees in comparison to the overall budget.

The Audit and Legal Committee provided Freescale’s Chief Accounting Officer with the authority to pre-approve non-budgeted fees of less than $25,000, so long as the services were included in the list of services approved by the Audit and Legal Committee up to an aggregate amount of $150,000. The Chief Accounting Officer is required to report any approval decisions to the Audit and Legal Committee at its next regular meeting. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews and approves any other fees and services.

In 2012, management did not approve any services that were not on the list of services pre-approved by the Audit and Legal Committee.

The Board recommends a vote “For” the appointment of KPMG LLP as Freescale’s independent auditors for the fiscal year ending December 31, 2013, and authorization of the Audit and Legal Committee to determine the independent auditors’ fees.

PROPOSAL 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing the following advisory vote to approve the compensation of our named executive officers as required under Section 14A of the Exchange Act. At our 2012 annual general meeting, a non-binding advisory vote was taken on the frequency of future advisory votes regarding named executive compensation. A majority of the votes cast on the proposal were in favor of holding an advisory vote on an annual basis. As a result, Freescale’s Board decided to hold future advisory votes on named executive compensation on an annual basis.

We are requesting our shareholders to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), related compensation disclosure tables and narrative disclosures of this proxy statement.

For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends a vote “For” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this proxy statement.”

You may vote “For” or “Against” this proposal, or you may abstain from voting. Although the vote on this Proposal 3 is advisory and non-binding, the Compensation and Leadership Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

The Board recommends a vote “For” the approval of the non-binding, advisory vote on Named Executive Officer compensation.

EXECUTIVE OFFICERS

In addition to Mr. Lowe, our President and Chief Executive Officer, whose biographical information is provided on page 8, the following persons were the executive officers of the Company and Freescale Semiconductor, Inc. as of the date of this proxy statement. Our executive officers are employees of Freescale Semiconductor, Inc.

James Bates, 41, is our Senior Vice President and General Manager, Analog & Sensors and has served in this role since September 2012. Prior to joining Freescale, from August 2007 to July 2012, Mr. Bates was Vice President and General manager at Maxim Integrated where he led the Signal Processing and Conditioning Group. From July 2001 to August 2007, Mr. Bates was Vice President of Asian Operations for Silicon Laboratories. Early in his career, Mr. Bates served as an RF and Mixed Signal Design engineer at Bell Laboratories and transitioned to several marketing roles in Lucent Technologies.

Alan Campbell, 54, is our Senior Vice President and Chief Financial Officer and has served in this role since May 2004. Mr. Campbell served as Senior Vice President and Director of Finance of the SPS (semiconductors product sector) division of Motorola, Inc. from February 2003 to May 2004. From May 2001 to February 2003, he served as Corporate Vice President and Director of Finance of the SPS division. From October 2000 to May 2001, he served as Vice President and Director of Finance of the SPS division. Prior to that, he served as Vice President and Director of Finance of the SPS division’s Technology and Manufacturing Group.

Robert J. Conrad, 53, is our Senior Vice President and General Manager, Automotive MCUs and has served in this role since October 2012. Mr. Conrad joined Freescale from Fairchild Semiconductor, where he ran the analog and low-voltage discrete business, along with technology development and strategy, serving as Senior Vice President of Strategy from September 2011 to October 2012, Executive Vice President of Mobile, Computing, Consumer and Communications from December 2007 to September 2011, Executive Vice President of Analog from May 2006 to December 2007, and Senior Vice President of Analog and Integrated Circuits from September 2003 to May 2006. Prior to that, Mr. Conrad served as Chief Executive Officer, President and Board member of Trebia Networks from April 2001 to March 2003, Vice President and Product Line Director of the DSP business at Analog Devices Inc. from April 1995 to March 2001, and in various engineering and business management positions at Texas Instruments Inc. from September 1979 to March 1995. Mr. Conrad has been a director of Mindspeed Technologies, Inc. since August 2010.

Thomas Deitrich, 46, is our Senior Vice President and General Manager, Digital Networking and has served in this role since October 2012. Mr. Deitrich has also managed the Company’s strategy organization since October 2012 and our cellular products portfolio since April 2009. From January 2012 to October 2012, Mr. Deitrich served as our Senior Vice President and General Manager, Networking and Multimedia Solutions Group. From April 2009 to December 2011, Mr. Deitrich served as our Senior Vice President and General Manager, Radio Frequency, Analog and Sensor Group. From October 2007 to April 2009, Mr. Deitrich managed the Cellular Products Group and from September 2006 to October 2007, he was the division general manager for the Cellular Division. Prior to joining Freescale, Mr. Deitrich served as Senior Vice President, original design manufacturers, Design and Vertical Integration at Flextronics International, Inc., an electronics manufacturing services provider, from October 2003 to September 2006, and Senior Vice President, American Standards, Product Business Group at Sony Ericsson, a global mobile phone manufacturer, from October 2001 to September 2003.

Jeffrey R. Elson, 55, is our Senior Vice President of Human Resources and Security and has served in this role since September 2012. In February 2009, Mr. Elson took early retirement after a 28 year career at Texas Instruments and remained retired until joining Freescale in 2012. Mr. Elson served as the HR Director for the High Performance Analog division at Texas Instruments from May 2001 to February 2009.

Ritu Favre, 44, is our Senior Vice President and General Manager, Radio Frequency (RF) and has served in this role since October 2012. In this role, she is responsible for managing the RF business and identifying new market opportunities for growth. From October 2010 to October 2012, Ms. Favre served as our RF General Manager. From 2007 to 2010, Ms. Favre served as the Director of Virtual Supply Chain for the RF business. Ms. Favre joined Freescale in 1988.

Jonathan A. Greenberg, 46, is our Senior Vice President, General Counsel, Chief Ethics and Compliance Officer and Secretary and has served in this role since May 2012. From June 2010 to May 2012, Mr. Greenberg served as our Senior Vice President, General Counsel and Secretary. From April 2008 to June 2010, Mr. Greenberg served as senior vice president, general counsel and secretary at Spirit AeroSystems, an aerospace technology supplier. From January 2008 to April 2008, Mr. Greenberg was a legal consultant to United Industrial Corporation, an aerospace and defense technology conglomerate. From September 2004 to December 2007, he served as vice president, general counsel and chief ethics and compliance officer for United Industrial Corporation. His in-house legal experience also includes serving as general counsel and senior corporate counsel at two Washington, D.C. area technology companies. Prior to embarking on his in-house legal career, Mr. Greenberg practiced law for nine years, including five years at a major Wall Street firm and a boutique Manhattan law firm, followed by four years at the Washington, D.C. offices of Holland & Knight, LLP, where he was elected partner in 2000.

Randy Hyzak, 43, is our Vice President and Chief Accounting Officer and has held this position since February 2009. From February 2005 to January 2009, Mr. Hyzak served in various other accounting capacities at Freescale, including as our Corporate Controller. Prior to joining us in February 2005, Mr. Hyzak was a senior manager with the public accounting firm Ernst & Young LLP where he primarily served large global Fortune 500 clients during his eleven years with the firm.

Geoff Lees, 56, is our Senior Vice President and General Manager, Microcontrollers, and has served in this role since October 2012. From May 2011 to October 2012, he served as our Vice President and General Manager of the Industrial & Multi-Market division. From 2007 to May 2011, Mr. Lees was vice president and general manager of Product Line Microcontrollers at NXP and its predecessor, Philips Semiconductors. Prior to this, he held various positions in systems design, software and applications engineering and management in industrial, distribution and semiconductor companies.

David Reed, 54, is our Senior Vice President and General Manager, Manufacturing Operations, and has served in this role since October 2012. Mr. Reed has extensive international experience with global execution of fabs, assembly/test, packaging, R&D, foundries and joint ventures for Analog, Automotive, Logic and Wireless customers. From November 2010 to October 2012, he served as vice president and general manager at GLOBALFOUNDRIES, Inc., where he led the 28nm production in Dresden, Germany and turn-key, reticle and back-end operations. Prior to that, Mr. Reed spent more than 20 years at Texas Instruments leading fabs, assembly/test and other operations supporting the analog, digital and MEMs businesses of Texas Instruments. During 2008 to 2010, Mr. Reed’s global responsibilities included customer engineering, automotive, test, packaging and quality for Texas Instruments’ products and analog product delivery.

Henri Richard, 54, is our Senior Vice President, Chief Sales and Marketing Officer and has served in this role since joining Freescale in September 2007. On February 7, 2013, Mr. Richard announced his resignation and plans to leave the Company in 2013. Mr. Richard previously served as Executive Vice President and Chief Sales and Marketing Officer at Advanced Micro Devices (AMD), a semiconductor design innovator from 2002 to September 2007. He joined AMD in 2002 as Group Vice President of Worldwide Sales. Previously, Mr. Richard was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies.

David Stasse, 42, is our Vice President and Treasurer and has held this position since August 2008. From August 2006 to August 2008, Mr. Stasse served as Assistant Treasurer. Prior to joining us, Mr. Stasse was an independent consultant from March 2006 to July 2006 and he was First Vice President focused on treasury matters at MBNA Corporation, a financial services provider, from May 2005 to February 2006. From March 2004 to May 2005, he was Treasury Manager at SPX Corp., a provider of products and services for multiple industries including food and beverage, transportation, automotive, power generation and distribution, gas and oil production, manufacturing, pharmaceutical and biotechnology, and from July 1998 to February 2004, Mr. Stasse served in various finance positions at Honeywell International, an inventor and manufacturer of technologies addressing global macrotrend challenges such as safety, security and energy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table presents information regarding beneficial ownership of our common shares as of February 22, 2013, by:

•	each person who is known by us to beneficially own more than 5% of our common shares,

•	each of our directors,

•	each of the Named Executive Officers, and

•	all of our directors and executive officers as a group.

The Sponsors and members of our management own our common shares indirectly through their holdings in Freescale Holdings L.P. (“Freescale LP”), and members of our management also hold our common shares directly. Freescale Holdings GP, Ltd. (“Freescale GP”) is the general partner of Freescale LP and, as such, exercises voting and investment power with respect to all shares held by Freescale LP. As of February 22, 2013, Freescale GP was owned equally and controlled by investment funds associated with or advised by our Sponsors, as set forth in more detail in note (1) to the table below. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. However, in the event that Freescale LP were to liquidate, our common shares then held by Freescale LP would be distributed to the limited partners of Freescale LP based on their respective ownership of limited partnership interests in Freescale LP at the time of liquidation. Our Sponsors may at any time elect to liquidate Freescale LP, and Freescale GP is required to liquidate Freescale LP at such time as Freescale LP owns less than 20% of our outstanding common shares, unless a majority of the Sponsors elect not to liquidate Freescale LP. The respective ownership of Freescale LP limited partnership interests by the principal stockholders is set forth in the notes to the table below. As of February 22, 2013, Freescale LP owned 78.68% of our common shares.

Percentage computations are based on 251,878,221common shares outstanding as of February 22, 2013.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth above and in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
Freescale LP(1)	205,671,482	78.68%
Freescale GP(1)	205,671,482	78.68%
Blackstone Funds(1)(2)	205,671,482	78.68%
Carlyle Funds(1)(3)	205,671,482	78.68%
Permira Funds(1)(4)	205,671,482	78.68%
TPG Funds(1)(5)	205,671,482	78.68%
FMR LLC(6)	23,923,454	9.50%
Richard M. Beyer(7)	2,043,856	*
Alan Campbell(8)	1,042,026	*
Chinh E. Chu(1)(2)	—	—
John T. Dickson	—	—
Daniel J. Heneghan (9)	13,601	*
Thomas H. Lister(1)(4)	—	—
Gregg A. Lowe	—	—
John W. Marren(1)(5)	—	—
J. Daniel McCranie(10)	53,901	*
James A. Quella(1)(2)	—	—
Peter Smitham(1)(4)	—	—
Gregory L. Summe(1)(3)	—	—
Claudius E. Watts IV(1)(3)	—	—
Tom Deitrich(11)	262,518	*
Henri Richard(12)	135,885	*
Reza Kazerounian(13)	248,289	*
Directors and executive officers as a group(14)	3,463,483	1.36%

*	Represents less than 1%.
(1)	Includes 9,534,587 common shares subject to a currently exercisable warrant (the “Warrant”). Freescale GP is the general partner of Freescale LP and as such exercises voting and investment power (or has “beneficial ownership”) with respect to our common shares held by Freescale LP. The address of both Freescale GP and Freescale LP is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154. Freescale GP is owned equally by the Blackstone Funds, the Carlyle Funds, the Permira Funds and the TPG Funds (each as defined in notes (2) through (5) below, and collectively, the “GP Funds”). The GP Funds exercise control over Freescale GP and have the right to appoint a majority of its board of directors. Each of Stephen A. Schwarzman, Nigel Carey, Thomas H. Lister, Paul Cutts, Peter Gibbs, John Marren, David Bonderman and James G. Coulter (the “Applicable Individuals”) are listed in notes (2) through (5) below as a person who may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the applicable GP Fund. Each Applicable Individual may also be deemed to have beneficial ownership of our common shares held by Freescale LP due to each such person’s relationship to the applicable GP Fund, as described in notes (2) through (5) below. Each of the GP Funds and each Applicable Individual disclaims beneficial ownership of our common shares held by Freescale LP. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. As of February 22, 2013, Freescale LP had outstanding 7,069,672 Class A limited partnership interests and 134,797 Class B limited partnership interests. Holders of Class B limited partnership interests are solely entitled to receive a percentage of all distributions, if any, made by Freescale LP after the holders of the Class A limited partnership interests have received a return of their invested capital. None of our principal stockholders hold any Class B limited partnership interests.
(2)

Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. The address of each of the entities and persons listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. The information included below regarding Freescale LP Ownership relates solely to the Blackstone Class A Funds’ (defined below) economic interest in Freescale LP. Mr. Chu and Mr. Quella were appointed to the Board by the Blackstone Funds.

Freescale GP Ownership: The Blackstone Funds (as defined below) hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is Blackstone Management Associates (Cayman) V L.P. (“BMA V”); (ii) 82 shares held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 7 shares held by Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”), whose general partner is Blackstone Family GP L.L.C.; (v) 2 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BCP V GP L.L.C.; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD and BFIP V, the “Blackstone Funds”), whose general partner is BCP V GP L.L.C.

Freescale LP Ownership: The Blackstone Class A Funds hold 3,395,055 Class A limited partnership interests in Freescale LP, representing 48.02% of the total Class A limited partnership interests outstanding, as follows: (i) 424,088.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 31,793.46 Class A limited partnership interests held by BFIP V-SMD, whose general partner is Blackstone Family GP L.L.C.; (v) 12,378.17 Class A limited partnership interests held by BFIP V, whose general partner is BCP V GP L.L.C.; (vi) 2,809.04 Class A limited partnership interests held by BPP V, whose general partner is BCP V GP L.L.C.; (vii) 807,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. (“BCP V Co-Investors”), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD, BFIP V, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V. Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of BMA V. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, Mr. Schwarzman is a director and controlling person of BLRA. Blackstone Family GP L.L.C. is controlled by its founding member, Mr. Schwarzman.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the common shares attributable to the interests in Freescale Holdings L.P. and Freescale Holdings GP, Ltd. held by the Blackstone Funds or the Blackstone Class A Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such interests.

Mr. Chu and Mr. Quella are Senior Managing Directors of The Blackstone Group and neither is deemed to beneficially own the shares beneficially owned by the Blackstone Funds or the Blackstone Class A Funds beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Blackstone Funds or the Blackstone Class A Funds.

(3)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. The address of CEP II Participations S.à r.l. SICAR is 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The address of each of the other entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, DC 20004. The information included below regarding Freescale LP Ownership relates solely to the Carlyle Funds’ economic interest in Freescale LP.

Mr. Summe and Mr. Watts were appointed to the Board by the Carlyle Funds. Mr. Summe and Mr. Watts

are each Managing Directors at The Carlyle Group. Mr. Summe and Mr. Watts each disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Carlyle Funds.

Freescale GP Ownership: The Carlyle Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 167 shares held by Carlyle Partners IV Cayman, L.P. (“CP IV”); (ii) 7 shares held by CP IV Coinvestment Cayman, L.P. (“CP IV Co-Investment” and, together with CP IV, the “CP IV Funds”); (iii) 33 shares held by CEP II Participations S.à r.l. SICAR (“CEP II P”); (iv) 27 shares held by Carlyle Asia Partners II, L.P. (“CAP II”); (v) 1 share held by CAP II Co-Investment, L.P. (“CAP II Co-Investment” and, together with CAP II, the “CAP II Funds”); (vi) 14 shares held by Carlyle Japan Partners, L.P. (“CJP”) and (vii) 1 share held by CJP Co-Investment, L.P. (“CJP Co-Investment” and, together with CJP, the “CJP Funds”). The shares of Freescale GP beneficially owned by the CP IV Funds, CEP II P, the CAP II Funds and the CJP Funds (together, the “Carlyle Funds”) are collectively referred to as the “Carlyle Shares.” The general partner of each of the CP IV Funds is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The sole shareholder of CEP II P is Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CAP II Funds is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CJP Funds is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P.

Freescale LP Ownership: The Carlyle Funds hold 1,125,000 Class A limited partnership interests in Freescale LP, representing 15.91% of the total Class A limited partnership interests outstanding, as follows: (i) 754,527.16 Class A limited partnership interests held by CP IV; (ii) 30,472.84 Class A limited partnership interests held by CP IV Co-Investment; (iii) 150,000.00 Class A limited partnership interests held by CEP II P; (iv) 121,585.87 Class A limited partnership interests held by CAP II; (v) 3,414.13 Class A limited partnership interests held by CAP II Co-Investment; (vi) 61,494 Class A limited partnership interests held by CJP; and (vii) 3,506 Class A limited partnership interests held by CJP Co-Investment. The Class A limited partnership interests beneficially owned by the Carlyle Funds are collectively referred to as the “Carlyle LP Interests.” The general partner of each of the CP IV Funds is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The sole shareholder of CEP II P is Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CAP II Funds is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CJP Funds is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P.

(4)

Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and John Marren are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Permira Funds, as described below. Each of Mr. Carey, Mr. Cutts, Mr. Lister, Mr. Gibbs and Mr. Marren disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court,

Les Banques, Guernsey, Channel Islands GY1 3QL. The information included below regarding Freescale LP Ownership relates solely to the Permira Class A Funds’ and Co-Investors’ (defined below) economic interest in Freescale LP.

Mr. Lister and Mr. Smitham were appointed to the Board by the Permira Funds. Mr. Lister is a Co-Managing Partner of Permira. As of December 31, 2009, Mr. Smitham retired as a Partner of Permira but remains a member of Permira Advisers, LLP. Each of Mr. Lister and Mr. Smitham disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Permira Funds or the Permira Class A Funds and Co-Investors.

Freescale GP Ownership: The Permira Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 196 shares held by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (ii) 49 shares held by P4 Sub L.P. 1 (“P4 1”), whose manager is Permira IV Managers L.P.; (iii) 4 shares held by Permira Investments Limited (“PIL”); and (iv) 1 share held by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P IV 2, P4 1, and PIL, the “Permira Funds” ), whose general partner is Permira IV G.P. L.P. P4 1 and P IV 2 are together known as “Permira IV.” Permira IV Managers L.P. may be deemed to have investment powers and beneficial ownership with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such shares. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and John Marren are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the shares of Freescale GP held or controlled by the Permira Funds, but each of them disclaims beneficial ownership of such shares.

Freescale LP Ownership: The Permira Class A Funds and Co-Investors hold 1,363,749 Class A limited partnership interests in Freescale LP, representing 19.29% of the outstanding Class A limited partnership interests, as follows: (i) 218,670.31 Class A limited partnership interests held by P4 1, whose manager is Permira IV Managers L.P.; (ii) 883,488.97 Class A limited partnership interests held by P IV 2, whose manager is Permira IV Managers L.P.; (iii) 17,790.31 Class A limited partnership interests held by PIL; (iv) 5,050.41 Class A limited partnership interests held by P4 Co-Investment, whose general partner is Permira IV G.P. L.P.; (v) 4,500 Class A limited partnership interests held by Wilshire Private Markets Short Duration Fund I, L.P. (“SDF I”), whose general partner is whose general partner is Wilshire U.S. Private Markets VII, LLC; (vii) 75,000 Class A limited partnership interests held by Uberior Co-Investments Limited (“Uberior”); (viii) 50,000 Class A limited partnership interests held by Partners Group Access III, L.P. (“PGA III”), whose general partner is Partners Group Management III Limited; (ix) 15,000 Class A limited partnership interests held by A.S.F. Co-Investment Partners III, L.P. (“ASF III”), whose general partner is PAF 6/05, LLC; (x) 13,062.45 Class A limited partnership interests held by European Strategic Partners (“ESP”), whose manager is SL Capital Partners LLP; (xi) 1,536.05 Class A limited partnership interests held by European Strategic Partners Scottish B (“ESPSB”), whose manager is SL Capital Partners LLP; (xii) 1,330.56 Class A limited partnership interests held by European Strategic Partners Scottish C (“ESPSC”), whose manager is SL Capital Partners LLP; (xiii) 3,117.73 Class A limited partnership interests held by European Strategic Partners 1-LP (“ESP 1”), whose manager is SL Capital Partners LLP; (xiv) 53.21 Class A limited partnership interests held by ESP Co-Investment Limited Partnership (“ESP Co-Investment”), whose manager is SL Capital Partners LLP; (xv) 18,400 Class A limited partnership interests held by ESP II Conduit LP (“ESP II”), whose manager is SL Capital Partners LLP; (xvi) 17,200 Class A limited partnership interests held by ESP 2004 Conduit LP (“ESP 2004”), whose manager is SL Capital Partners LLP; (xvii) 10,800 Class A limited partnership interests held by ESP 2006 Conduit LP (“ESP 2006”), whose manager is SL Capital Partners LLP; (xviii) 5,100 Class A limited partnership interests held by ESP Tidal Reach LP (“ESPTR”), whose manager is SL Capital Partners LLP; (xix) 11,400 Class A limited partnership interests held by Edcastle Limited Partnership (“ELP”), whose manager is SL Capital Partners LLP; (xx) 6,250 Class A limited partnership interests held by North American Strategic Partners, LP (“NASP”), whose manager is SL Capital Partners LLP; and (xxi) 1,500 Class A limited partnership interests held by Rose Nominees Limited a/c 21425 (“RNL” and, together with P4 1, P IV 2, PIL, P4 Co-Investment, SDF I, PMF VII, Uberior, PGA III, ASF III, ESP, ESPSB, ESPSC, ESP 1, ESP Co-Investment, ESP II, ESP 2004, ESP 2006, ESPTR, ELP and NASP, the “Permira Class A Funds and Co-Investors”). P4

1 and P IV 2 are together known as Permira IV. Permira IV Managers L.P. may be deemed to have beneficial ownership with respect to the Class A limited partnership interests held or controlled by the Permira Class A Funds and Co-Investors by virtue of being manager of Permira IV and by virtue of co-investment arrangements and proxies between the entities comprising the Permira Class A Funds and Co-Investors, but disclaims beneficial ownership of such interests. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and John Marren are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the Class A limited partnership interests in Freescale LP held or controlled by the Permira Class A Funds and Co-Investors, but each of them disclaims beneficial ownership of such interests.

(5)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”) and may therefore be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the TPG Funds, as described below. Each of Mr. Bonderman and Mr. Coulter disclaims beneficial ownership of our common shares held by Freescale LP. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. The information included below regarding Freescale LP Ownership relates solely to the TPG Funds’ economic interest in Freescale LP. Mr. Beyer and Mr. Marren were appointed to the Board by the TPG Funds. Mr. Beyer is not affiliated with the TPG Funds. Mr. Marren is a TPG partner. Neither Mr. Beyer nor Mr. Marren has voting or investment power over, and each disclaims beneficial ownership of, the shares of Freescale GP or interests of Freescale LP owned by the TPG Funds and each disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale GP Ownership: The TPG Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 75 shares held by TPG Partners IV-AIV, L.P. (“Partners IV”), whose general partner is TPG GenPar IV-AIV, L.P., whose general partner is TPG GenPar IV-AIV Advisors, Inc., whose sole shareholder is TPG Holdings I, L.P. (“TPG Holdings”); (ii) 174.17 shares held by TPG Partners V-AIV, L.P. (“Partners V”), whose general partner is TPG GenPar V-AIV, L.P., whose general partner is TPG GenPar V-AIV Advisors, Inc., whose sole shareholder is TPG Holdings; (iii) 0.46 shares held by TPG FOF V-A, L.P. (“TPG FOF A”) and (iv) 0.27 shares held by TPG FOF V-B, L.P. (“TPG FOF B” and, together with Partners IV, Partners V and TPG FOF A, the “TPG Funds”). The general partner of each of TPG FOF A and TPG FOF B is TPG GenPar V, L.P., whose general partner is TPG GenPar V Advisors, LLC, whose sole member is TPG Holdings, whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is Group Advisors. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and may therefore be deemed to have beneficial ownership of the shares held or controlled by the TPG Funds. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale LP Ownership: The TPG Funds hold 999,999 Class A limited partnership interests of Freescale LP (the “TPG Interests”), representing 14.14% of the Class A limited partnership interests outstanding, as follows: (i) 300,000 Class A limited partnership interests held by Partners IV; (ii) 696,706 Class A limited partnership interests held by Partners V; (iii) 1,823 Class A limited partnership interests held by TPG FOF A; and (iv) 1,470 Class A limited partnership interests held by TPG FOF B. David Bonderman and James G. Coulter, as directors, officers and sole shareholders of the ultimate general partner of each of the TPG Funds, may be deemed to have beneficial ownership of the TPG Interests. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of the TPG Interests.

(6)

Information about common shares owned by FMR LLC (“FMR”) is based solely on a Schedule 13G filed by FMR with the SEC on February 14, 2013 reporting share ownership as of December 31, 2012. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G indicates that, at December 31, 2012: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 23,761,837 shares as a result of acting as an investment adviser to various investment companies; (ii) Fidelity Funds’ Boards of Trustees have sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds; (iii) Edward C. Johnson 3rd, Chairman of FMR, and FMR through its control of Fidelity and the Fidelity Funds, each has sole power to vote or to direct the vote of 162,377 and sole power to dispose of the 23,923,454 shares owned by the Fidelity Funds; and (iv) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank is the beneficial owner of 161,617 shares.
(7)	Includes 2,003,856 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013.
(8)	Includes (i) 1,004,403 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013 and (ii) 30,615 restricted share units vested and that will vest within 60 days of February 22, 2013. Mr. Campbell also holds 742 Class A limited partnership interests in Freescale LP, representing less than 1% of the Class A limited partnership interests outstanding.
(9)	Includes (i) 3,202 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013 and (ii) 710 restricted share units vested or that will vest within 60 days of February 22, 2013.
(10)	Includes (i) 3,202 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013 and (ii) 5,555 restricted share units vested and that will vest within 60 days of February 22, 2013.
(11)	Includes (i) 228,789 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013 and (ii) 27,697 restricted share units vested and that will vest within 60 days of February 22, 2013.
(12)	Includes (i) 93,803 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013 and (ii) 42,082 restricted share units vested and that will vest within 60 days of February 22, 2013.
(13)	Includes 248,289 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013.
(14)	Includes (i) 3,457,195 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of February 22, 2013, and (ii) 140,888 restricted share units vested and that will vest within 60 days of February 22, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Freescale’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	17,383,566	$9.10	(2)	17,452,260	(3)
Equity compensation plans not approved by security holders	—	—		—
Total	17,383,566	$9.10	(2)	17,452,260	(3)

(1)	Includes restricted share units and options to purchase the Company’s common shares awarded under the 2011 Omnibus Plan and 2006 Management Incentive Plan and options to purchase the Company’s common shares awarded under the 2007 Employee Incentive Plan but excludes purchase rights under the Employee Share Purchase Program.
(2)	Restricted share units are settled in the Company’s common shares on a one-for-one basis; therefore, this weighted-average exercise price does not include outstanding restricted share units.
(3)	This includes 4,649,517 shares available for issuance under the Company’s Employee Share Purchase Plan, 1,185,311 of which were subject to purchase at 85% of the market price at the close of the purchase period ended December 31, 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and related matters are reviewed and approved by the Compensation and Leadership Committee of the Company and the Compensation and Leadership Committee of Freescale Semiconductor, Inc., which we refer to collectively as the Compensation Committee. The Compensation Committee of the Company and Freescale Semiconductor, Inc. consist of the same members.

The Compensation Committee is responsible for all aspects of compensation for our Named Executive Officers (defined below), except the Board approves equity awards for the executive officers and the non-management members of the Board have the sole authority to authorize and approve all elements of compensation paid to our Chief Executive Officer.

A principal objective of the Compensation Committee and our compensation programs is to attract, motivate and retain the most competent and skilled executives within the semiconductor industry, a significant factor for our long-term success. The principal elements of total direct compensation paid to the Chief Executive Officer, Chief Financial Officer, and the three highest paid individuals who were executive officers in 2012 (collectively called the Named Executive Officers), consist of:

•	base salary;

•	performance-based short-term cash incentive awards; and

•	performance-based and time-based long-term incentive awards.

The Compensation Committee does not target a specific formulaic mix of compensation elements.

Our Named Executive Officers for 2012 are Gregg Lowe (our President and Chief Executive Officer), Alan Campbell (our Chief Financial Officer), Tom Deitrich, Dr. Reza Kazerounian, Henri Richard and Richard M. Beyer. On June 5, 2012, Mr. Beyer stepped down as Chief Executive Officer and the Board named Gregg Lowe President and Chief Executive Officer, which is further described in the section below entitled “Chief Executive Officer (CEO) Transition.” Dr. Kazerounian’s employment ended on December 31, 2012. On February 7, 2013, Mr. Richard announced his resignation and plans to leave the Company in 2013. All of our Named Executive Officers are, or were, employees of Freescale Semiconductor, Inc.

This compensation discussion and analysis explains our compensation philosophy and the factors considered in establishing our executive compensation. This disclosure should be read in connection with the compensation tables and narrative disclosure included elsewhere in this proxy, all of which provide further detail on the compensation granted and paid to our Named Executive Officers.

Compensation Philosophy

The Compensation Committee believes that well-designed compensation programs are critical to attract and retain the right people, incentivize beneficial behaviors and create long-term returns for the Company’s shareholders. The Compensation Committee also embraces a pay-for-performance philosophy that provides executives with increased levels of actual compensation if the executive and the Company deliver strong performance or lower levels of actual compensation if performance is below expectations.

Guiding Principles

In accordance with this philosophy, the Compensation Committee is guided by the following principles in structuring and administering compensation programs:

•	align the interests of management with the long-term interests of shareholders, without encouraging excessive or inappropriate risk taking;

•	design programs that are fiscally sound and maximize the value to shareholders and participants;

•	design programs that are equitable, reasonable and market-oriented in comparison to similar positions in comparable corporations;

•	motivate and reward management to maximize performance and enterprise value by focusing on measurable short- and long-term objectives;

•	incorporate an increasing proportion of variable and at-risk compensation as an individual’s level of responsibility and ability to affect our results increase;

•

align compensation with our pay-for-performance philosophy and recognize individual contribution through application of specific performance criteria that, to the maximum extent possible, are quantifiable; and

•	provide increased levels of actual compensation for increased individual and company performance and lower levels of actual compensation for performance below expectations.

In 2012, the Compensation Committee reviewed, among other factors, the composite market data from our peer group (described below) including the 25th percentile, 50th percentile (market median) and 75th percentile base salary, total target cash (base salary and target short-term cash incentive) and total target direct compensation (base salary, target short-term cash incentive and target long-term incentive awards), which reflect compensation paid to executives in similar positions at our peer group of companies. These market comparisons are considered by the Compensation Committee along with other factors such as the relative compensation of comparable positions within the Company, specific skill-sets or capabilities, scope of responsibilities and individual performance. The Compensation Committee exercises its discretion in determining the extent to which it will consider the composite market data and other factors when establishing the compensation of our Named Executive Officers.

Compensation Consultant

Management engaged an outside consulting firm, Radford, an AON Hewitt Company, to provide market data, benchmarking and other compensation related information used to prepare management’s compensation proposals to the Compensation Committee. The Compensation Committee considered information and advice provided by Radford to review and analyze the Named Executive Officers’ compensation in accordance with our compensation philosophy.

During 2012, Radford provided the following services for management: (i) annual competitive analysis of the Named Executive Officers’ compensation, (ii) stock program and share pool modeling, (iii) competitive share usage, dilution and expense analysis, (iv) long-term incentive recommendations related to our Named Executive Officers, and (v) peer group analysis. The total amount of fees incurred in 2012 for these services was $47,982.

Since January 2005, we have engaged Hewitt to provide benefits consulting and third-party administration of Freescale Semiconductor Inc.’s U.S. 401(k) retirement savings plan (“401(k) Plan”) and U.S. Health & Welfare plans. AON acquired Hewitt in October 2010, and Radford and Hewitt are affiliated companies under AON. Management is committed to ensuring that executive compensation consultation provided by Radford remains objective. Based, in part, on the following factors, management believes the information provided by Radford is objective:

•	third-party administration services are provided by Hewitt, a separate AON affiliate from Radford; under a separate contractual arrangement;

•	neither Radford nor AON reward employees for cross-selling services;

•	the Radford consultants who provide executive compensation recommendations and advice do not participate in other services provided to Freescale by other AON affiliates; and

•	the total amount of fees incurred by Freescale in 2012 for all services was $1,796,000, representing approximately 0.015% of AON’s 2012 revenue.

In September 2012, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook & Co.”) to provide independent, objective, third-party advice on the Company’s compensation programs and Named Executive Officer compensation. The Compensation Committee has assessed the independence of Frederic Cook & Co. under NYSE listing standards and concluded that no conflict of interest exists.

Peer Group Comparability

The Compensation Committee evaluates our peer group annually, considering the following factors: publicly-listed companies that disclose executive compensation under SEC rules, within the semiconductor or high-tech industry, size (generally defined as total revenue), comparability of labor markets and product offerings, and research and development investment. The peer group approved by the Compensation Committee for the 2012 annual review of composite market data consisted of:

Advanced Micro Devices, Inc.	Fairchild Semiconductor, Inc.	Micron Technology, Inc.
Altera Corporation	Linear Technology Corporation	NVIDIA Corporation
Analog Devices, Inc.	LSI Corporation	On Semiconductor
Applied Materials, Inc.	Marvell Technology Group	QUALCOMM, Inc.
Atmel Corporation	Maxim Integrated Products, Inc.	Texas Instruments, Inc.
Broadcom Corporation	Microchip Technology, Inc.	Xilinx, Inc

The Company’s twelve-month revenue (trailing) exceeded approximately 66 percent of the companies in our peer group at the time the Compensation Committee approved the peer group in August 2011. The Compensation Committee considered our percentile revenue position in comparison to the peer group when reviewing composite market data.

In August 2012, the Compensation Committee evaluated our peer group criteria and established the following parameters, in addition to the factors described above: (i) revenue range of 0.5x to 2.0x and (ii) enterprise value range of 0.3x to 3.0x. The Compensation Committee believes enterprise value to be a more appropriate measure for the Company than market capitalization in selecting peer companies, given the Company’s current capital structure, and thus enterprise value provides a more accurate total valuation in comparison to peer companies.

As a result of these additional peer group criteria, the Compensation Committee removed QUALCOMM, Inc. and Fairchild Semiconductor, Inc. from the peer group and added Avago Technologies, a semiconductor company, and Sandisk Corporation, a technology company. The Company’s twelve-month revenue (trailing) and enterprise value exceeded approximately 67 and 83 percent of the companies in our proposed peer group, respectively, at the time of the Compensation Committee’s approval. In addition to the criteria and factors described above, the Compensation Committee also considered Avago’s initial public offering during the last three years and the fact that nine of the seventeen peer companies in our peer group include Sandisk as one of their peer companies. This peer group was approved for the 2013 annual review of composite market data.

In December 2012, Frederic Cook & Co. completed an independent assessment of the Company’s peer group and recommended no changes.

Elements of Compensation

Base Salary

Base salaries provide our Named Executive Officers with compensation for their day-to-day responsibilities. The Compensation Committee may adjust a Named Executive Officer’s base salary, other than the Chief Executive Officer (whose salary may be adjusted only by the non-management members of the Board), if warranted, during its annual review or upon special events including promotions or changes in duties. At its first meeting in 2012, the Compensation Committee reviewed base salaries for our Named Executive Officers, except for Mr. Lowe, whose base salary was determined by the non-management members of the Board upon the commencement of his employment. After considering established minimums set forth in employment agreements, the composite market data, internal comparable positions, scope of responsibilities and individual performance, the Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the 2012 annual base salary for each Named Executive Officer as follows:

Name	2012 Base Salary ($)	Percentage Increase
Gregg Lowe	1,000,000	—
Alan Campbell	545,000	—
Tom Deitrich	485,000	5.4%
Dr. Reza Kazerounian	550,000	4.8%
Henri Richard	600,000	—
Richard M. Beyer	1,100,000	—

The 2012 base salaries for Mr. Deitrich and Dr. Kazerounian were increased primarily due to increased responsibilities.

Short-Term Cash Incentive Awards

In 2012, short-term cash incentive awards were established for our employees, including Named Executive Officers, under the 2012 First Half Bonus Plan and the 2012 Second Half Bonus Plan (“Bonus Plans”), in each case established under the 2011 Freescale Semiconductor, Inc. Incentive Plan (“Incentive Plan”). The Bonus Plans are designed to align corporate, organizational and business development goals and results, as well as promote the achievement of short-term financial and other business objectives for a measurement period of six months. The Compensation Committee determined that six-month measurement periods were more appropriate than annual measurement periods during economic uncertainty and transitions in the Company’s business. Our short-term cash incentive awards are also designed to reward the individual job performance of employees against their established individual performance objectives.

The Compensation Committee determines actual payments made under Bonus Plans to the Named Executive Officers (except for the Chief Executive Officer whose bonus payments are determined by the non-management members of the Board).

2012 Bonus Plan Targets

In February 2012, the Compensation Committee reviewed the bonus targets for the Named Executive Officers, except for Mr. Lowe, whose bonus target was determined by the non-management members of the Board upon the commencement of his employment. After considering minimum bonus targets set forth in employment agreements, the composite market data, internal comparable positions, scope of responsibilities and individual performance, the Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the 2012 annual bonus target for each Named Executive Officer as follows:

Name	2012 Bonus Target ($)	Percentage Increase
Gregg Lowe	1,500,000	—
Alan Campbell	475,000	—
Tom Deitrich	485,000	14.1%
Dr. Reza Kazerounian	550,000	4.8%
Henri Richard	750,000	—
Richard M. Beyer	1,650,000	—

The 2012 bonus targets for Mr. Deitrich and Dr. Kazerounian were increased primarily due to increased responsibilities.

2012 First Half Bonus Plan and 2012 Second Half Bonus Plan

Both the 2012 First Half and Second Half Bonus Plan consisted of a business performance factor and an individual performance factor. The business performance factor was calculated based on performance against pre-established performance objectives for each six-month plan, and ranged from 0.25 to 2.00 for the 2012 First Half Bonus Plan and 0.90 to 2.00 for the 2012 Second Half Bonus Plan. The individual performance factor for the Bonus Plans was established for each employee based upon an evaluation of an individual’s contribution to Freescale and could range from 0 to 2. Funding of the Bonus Plans was contingent upon the achievement of a minimum earnings before interest and taxes (“EBIT”) threshold. The formula for individual bonus plan payments under each six-month plan was:

Bonus Target X Business Performance Factor X Individual Performance Factor = Bonus Plan Payment

The individual bonus targets for each of the six-month Bonus Plans was 50% of each Named Executive Officer’s annual bonus target, except Messrs. Lowe and Beyer’s targets were prorated based on their employment in 2012. The individual bonus targets for Named Executive Officers are set forth in the 2012 Grants of Plan-Based Awards Table in column (d).

For the 2012 First Half and Second Half Bonus Plan, the pre-established performance objectives, relative weights, target and actual performance related to the business performance factor are described in the following table:

	2012 First Half Bonus Plan			2012 Second Half Bonus Plan
	($ in millions)			($ in millions)
Pre-established Performance Objective	Weight	Target	Actual	Weight	Target	Actual
Six Month EBIT (1) (2)	40%	$286	$254	30%	$395	$206
Six Month Revenue	30%	$2,020	$1,980	30%	$2,290	$1,966
Six Month Gross Margin	20%	44.0%	42.6%	20%	45.2%	40.6%
Six Month Quality PPM	10%	56% improvement	62% improvement	10%	No change	9% improvement
Annual Design Wins	—	—	—	10%	10% improvement	3% decline

(1)	EBIT is calculated as net earnings (loss) excluding (i) net interest expense, (ii) income tax expense (benefit), (iii) items related to our reorganization of business programs and other charges, (iv) gains (losses) on extinguishments and modifications of our long-term debt, (v) amortization expense for the effects of purchase price accounting, (vi) foreign exchange translation gains and losses, and (vii) the hedge results for foreign currency, interest rate or commodity contracts which are not accounted for as cash flow hedges.
(2)	The 2012 First Half Bonus Plan EBIT threshold was $257 million, and the Second Half Bonus Plan EBIT threshold was $359 million.

The Compensation Committee believes EBIT, revenue and gross margin to be good measures of company performance and profitability, and that these performance objectives incentivize employees to support our goals for profitable growth, which enhances shareholder value. Objectives are established to be aggressive, but achievable in the context of the business environment. In addition, the Compensation Committee believes the Quality PPM (defective parts per million) performance objective incentivizes employees to deliver quality products to our customers. The Quality PPM performance objective establishes an expectation of improved product quality, and targets are established to improve or remain consistent with the prior period’s performance. Finally, the Compensation Committee believes the design wins performance objective, which measures our success in winning competitive bid selection processes with customers, focuses employees on product innovation and our objectives for profitable growth.

Because the EBIT threshold was not achieved under either of the 2012 Bonus Plans, our Named Executive Officers did not receive short-term cash incentive compensation in 2012, consistent with our pay-for-performance philosophy.

Long-Term Incentive Awards

Our long-term incentive awards are designed to align the individual interests of our employees with the interests of shareholders and reward them for the creation of long-term shareholder value. These programs directly support the Company’s retention and at-risk compensation goals, key elements of our compensation philosophy.

Our long-term incentive awards consist of options to purchase our common shares, time- and performance-based restricted share unit awards (including deferred share unit awards) payable in our common shares and restricted cash awards, and may be granted annually or upon special events including new hires, promotions and changes in duties.

Our strategy for long-term incentive awards prior to our initial public offering in 2011 included the use of multi-year lump sum unit grants and restricted cash grants instead of on-going annual grants. These grants were intended to provide long-term incentive-based compensation over a period of three to four years. The Compensation Committee granted a mix of time- and performance-based awards to our Named Executive Officers, with each award being considered independently and collectively.

Prior to our initial public offering in 2011, grants of unit awards and restricted cash awards to the Named Executive Officers were made in accordance with the Freescale Holdings 2006 Management Incentive Plan (“MIP”) and the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (“EIP”), and the policies adopted by the Compensation Committee. Following our initial public offering, grants of unit awards and restricted cash awards are made in accordance with the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan (“2011 Omnibus Plan”) and the policies adopted by the Compensation Committee. Because the Compensation Committee is not made up of Non-employee Directors under Rule 16b-3 of the Exchange Act, the Compensation Committee recommends and the Board approves equity awards for our Named Executive Officers.

Prior Year Long-Term Incentive Awards

In 2009, we granted deferred share units payable in our common shares under the MIP to Messrs. Campbell (381,829 units), Deitrich (231,307 units), Kazerounian (328,206 units) and Richard (421,980 units). Each deferred share unit award represented a target number of our common shares to be delivered at the end of the three-year performance period. The actual number of our common shares to be delivered was based on our revenue growth and EBITDA growth from 2009 through the end of 2011 (the “performance period”) relative to a peer group of companies established by the Compensation Committee. Under the terms of the deferred share unit awards, our revenue and EBITDA growth over the performance period must be at or above the 50th percentile of the peer group to earn the common shares. In February 2012, the Compensation Committee determined that neither revenue nor EBITDA growth over the performance period reached the 50th percentile; therefore, no shares were delivered to Messrs. Campbell, Deitrich, Kazerounian or Richard, and all deferred share units were cancelled.

In 2009, Dr. Kazerounian was granted a $2,000,000 restricted cash award under the EIP to incentivize him to remain with the Company during a challenging macro-economic environment and the transformation of our business. The award value was determined by the Compensation Committee after considering composite market data from our peer group, Dr. Kazerounian’s contributions to Freescale, and the fact that there was no public market for the Company’s common shares at the time of grant. This award vested and was paid in November 2012 and is reflected in column (g) of the 2012 Summary Compensation Table.

2012 Long-Term Incentive Awards

Select Grant

The Compensation Committee recommended and the Board approved awards under the 2011 Omnibus Plan on February 6, 2012 to certain Named Executive Officers in order to incentivize management to achieve our strategic goals for profitable growth and increase unvested retention value (the “Select Grant”). To strengthen alignment with the Company’s performance, the grant value of the Select Grant was allocated 75% to performance-based restricted share units and 25% to time-based restricted share units. The approved grants for certain Named Executive Officers are as follows:

Name	Performance-based Restricted Share Units	Time-based Restricted Share Units
Alan Campbell	88,440	29,480
Tom Deitrich	76,730	25,580
Dr. Reza Kazerounian	91,040	30,350
Henri Richard	117,050	39,020

The performance-based restricted share units vest 33% on the first and second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to performance achievement and the terms and conditions of the award agreement. The number of common shares underlying this award is contingent on Company performance measured by annual revenue and earnings per share (“EPS”) goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance-based restricted share unit entitles the grant recipient to receive from 0 to 1.5 times the target number of common shares based on the Company’s achievement of the performance goals for each performance period. The Compensation Committee believes that annual revenue and EPS performance goals are appropriate measures of company performance and incentivizes management to maximize enterprise value and earn increased rewards for strong company performance.

The time-based restricted share units vest 33% on the first and second anniversary of the grant date and 34% on the third anniversary of the grant date and are payable in our common shares, subject to the terms and conditions outlined in the award agreement.

In February 2013, the Compensation Committee evaluated our 2012 achievement against performance objectives established for the 2012 annual performance period under terms of the performance-based restricted share unit awards and determined (i) the 2012 revenue result of $3,945 million was below the minimum threshold of $4,205 million and (ii) the 2012 EPS result of — $0.08 EPS was below the minimum threshold of $0.66. As a result, the first 33% of the performance-based restricted share units were forfeited as follows: Mr. Campbell — 29,185; Mr. Deitrich — 25,320; and Mr. Richard — 38,626; Dr. Kazerounian’s performance-based restricted share unit award was forfeited in its entirety upon his separation from the Company on December 31, 2012.

Annual Grant

The Company implemented an annual long-term incentive grant program in 2012, with the expectation that the Company will make future grants on an annual basis, rather than multi-year lump sum grants prior to the IPO in 2011. Target annual grant award amounts were determined by the Compensation Committee (and the non-management members of the Board for our Chief Executive Officer) after considering the composite market data for comparative positions from our peer group, internal comparable positions, scope of responsibilities and individual performance. The Compensation Committee recommended and the Board approved Annual Grants for our Named Executive Officers as follows:

Name	Options	Time-based Restricted Share Units	Performance-based Restricted Share Units
Alan Campbell	73,190	16,220	0
Tom Deitrich	109,780	24,330	0
Dr. Reza Kazerounian	109,780	24,330	0
Henri Richard	73,190	16,220	0
Richard M. Beyer	329,340	0	79,000

The Compensation Committee determined that the award value of the Annual Grant in 2012 should be allocated 75% to options to purchase our common shares and 25% to time-based restricted share units, payable in our common shares, as the Compensation Committee believes options provide a performance-based element of long-term incentive given that award value is realized only upon an increase in share price. Consistent with our guiding principle of incorporating increasing proportional at-risk compensation for increased levels of responsibilities, the non-management members of the Board allocated Mr. Beyer’s 2012 Annual Grant award value 75% to options to purchase our common shares and 25% to performance-based restricted share units, payable in our common shares. The terms of Mr. Beyer’s performance-based restricted share units were identical to the Select Grant performance-based restricted share units described above. Mr. Beyer forfeited the entire performance-based share unit award when he stepped down from his position as CEO on June 5, 2012.

Annual grants were made under the 2011 Omnibus Plan on April 2, 2012, except for Mr. Beyer’s performance-based restricted share unit award, which was granted on March 5, 2012. The option awards, which have a term of seven years, vest and become exercisable in four equal installments on the first, second, third and fourth anniversary of the grant date. The time-based restricted share units vest in four equal installments on the first, second, third and fourth anniversary of the grant date, and are payable in our common shares. Each award is subject to the terms and conditions outlined in the award agreement.

Benefits and Perquisites

Benefits

Named Executive Officers are eligible to receive benefits maintained for all U.S. employees including medical, dental, vision, disability, life insurance and the 401(k) Plan. These benefits are intended to be competitive with benefits offered within our peer group and other high-technology companies. Named Executive Officers are also eligible for an annual executive comprehensive physical exam paid for by the Company.

Perquisites

The principal perquisites that we provided to certain Named Executive Officers in 2012 included use of our corporate aircraft, payment of commuting expenses associated with working at our office in Austin, Texas, and gross-ups of taxes for certain commuting and relocation expenses. Each of these, as they pertain to certain Named Executive Officers, is described in further detail below.

None of our executive officers, other than the Chief Executive Officer, may use our corporate aircraft for personal use. Our aircraft use policy allows (1) the Chief Executive Officer a set number of hours of aircraft use for personal travel (as established by the policy or under his employment agreement), (2) immediate family members of the Chief Executive Officer to accompany the Chief Executive Officer on business travel, and (3) personal emergency use. We do not gross-up any tax liability incurred by the Chief Executive Officer with respect to his personal use or immediate family members’ use when accompanying the Chief Executive Officer on business travel.

In December 2012, the Company terminated its long-term corporate aircraft lease. The Company currently does not own or lease a corporate aircraft.

As approved by the non-management members of the Board, the Company provided Mr. Lowe relocation benefits pursuant to the Company’s executive relocation policy. At the election of Mr. Lowe, in order to quickly transition his residence to our office in Austin, Texas, a relocation service provider purchased his primary residence in Dallas, Texas at an appraised value under the terms of our executive relocation policy. Mr. Lowe was provided certain tax gross-ups for his relocation as allowed under the Company’s executive relocation policy, during the relocation process. The Company also reimbursed $29,494 of Mr. Lowe’s legal expenses incurred in connection with his hiring. Prior to termination of the Company’s aircraft lease, Mr. Lowe was eligible for 20 hours of aircraft use for personal travel in 2012, of which he used 0. Amounts related to Mr. Lowe’s perquisites, as approved by the non-management members of the Board, are included in column (i) of the 2012 Summary Compensation Table.

The Compensation Committee previously approved payment of expenses related to Dr. Kazerounian’s commuting between San Jose, California and our office in Austin, Texas, including air travel, other transportation services and lodging while working at our office in Austin, Texas. We also paid a gross-up for the tax liability associated with these commuting expenses. These amounts are included in column (i) of the 2012 Summary Compensation Table.

In 2012, Mr. Beyer used our corporate aircraft to commute between San Jose, California and our office in Austin, Texas, and we provided Mr. Beyer with other transportation services and lodging while working at our office in Austin, Texas, as approved by the non-management members of the Board. We also paid a gross-up for the tax liability associated with these commuting expenses. Mr. Beyer was eligible for up to 50 hours of personal travel on corporate aircraft in 2012, of which he used 23. All perquisites ended upon Mr. Beyer’s separation on June 5, 2012 except for up to 20 hours of personal travel on corporate aircraft under the terms of his Transition Agreement, discussed in further detail below under “Chief Executive Officer (CEO) Transition — Mr. Beyer’s Separation”. Amounts related to Mr. Beyer’s perquisites, as approved by the non-management members of the Board, are included in column (i) of the 2012 Summary Compensation Table.

Chief Executive Officer (CEO) Transition

Mr. Lowe’s Employment

Effective June 5, 2012, the Board appointed Gregg Lowe as President and Chief Executive Officer of Freescale and entered into an employment agreement with Mr. Lowe (the “Lowe Agreement”).

Employment Term

The initial term of the Lowe Agreement is four years from the effective date of Mr. Lowe’s employment and is subject to automatic one-year extensions, unless the Company or Mr. Lowe gives written notice to the other at least 90 days prior to the expiration of the initial term or successive term. During the employment term, Mr. Lowe will be nominated (and re-nominated) to serve on the Board.

Annual Compensation

The Lowe Agreement sets forth minimum compensation for base salary, bonus and annual long-term incentive awards, in each case prorated in 2012 based on the commencement of employment. Mr. Lowe’s minimum annual base salary is $1,000,000. Mr. Lowe’s annual cash bonus target will not be less than 150% of his base salary ($1,500,000 based on his current annual base salary). Payment of the annual cash bonus is not guaranteed, but will be based on achievement of performance criteria established by the Compensation Committee.

Mr. Lowe is eligible to receive annual long-term incentive awards on the dates similar awards are made to other senior officers of the Company. The target annual award value will not be less than $5,000,000 each year. In 2012, the annual award value was allocated 75% to options to purchase our common shares and 25% to performance-based restricted share units payable in our common shares. The allocation of future annual grants will be at the discretion of the non-management members of the Board.

Mr. Lowe’s 2012 annual long-term incentive award consists of an option to purchase 380,098 of our common shares and a grant of 74,487 performance-based restricted share units payable in our common shares, with a total grant date fair value of $2,863,014, representing the prorated value of his long-term incentive award based on the commencement of his employment. The grant date of the option and restricted share unit award was July 2, 2012. The option has an exercise price of $10.06 per share, vests 25% on the first, second, third and fourth anniversary of the grant date, and has a term of seven years. The performance-based restricted share unit award vests 100% on the third anniversary of the grant date, subject to achievement of performance criteria approved by the Compensation Committee. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and EPS goals established by the Compensation Committee for each of the three distinct annual performance periods. Each performance-based restricted share unit entitles Mr. Lowe to receive from 0 to 1 times the target number of common shares based on the Company’s achievement of the performance goals for each annual performance period. The awards are subject to the terms and conditions outlined in the award agreement.

Sign-on Long-term Incentive Award

Mr. Lowe was granted a sign-on option to purchase 834,131 of our common shares at an exercise price of $10.06 per share. The fair value of the sign-on option award was $5,000,000 on the grant date. The option award vests 25% on the first, second, third and fourth anniversary of the grant date, and has a term of ten years. The award is subject to the terms and conditions outlined in the award agreement.

Make Whole Long-term Incentive Award

To compensate Mr. Lowe for the loss of unvested long-term incentive awards forfeited upon his resignation from his prior employer, the Company granted him a make whole award with a grant date fair value of $6,000,000, allocated 50% to restricted share units and 50% to cash bonuses. Accordingly, Mr. Lowe was granted 312,205 restricted share units payable in our common shares on July 2, 2012. The restricted share units vest 50% on the first and second anniversary of the grant date, subject to the terms and conditions outlined in the award agreement. Mr. Lowe received the first cash bonus of $1,000,000 within thirty days of the commencement of his employment and the second cash bonus of $2,000,000 will be paid on the third anniversary of the commencement of his employment, subject to his continued employment.

Indemnification with respect to Former Employer

In order to incentivize Mr. Lowe to join the Company as President and Chief Executive Officer, the Company agreed to indemnify and make Mr. Lowe whole, on an after-tax basis, for (i) any amounts required to be repaid by him to his former employer pursuant to clawback provisions of his nonqualified stock option and restricted stock unit awards under his former employer’s long-term incentive plan and award agreements (“Former Award Agreements”) and (ii) amounts related to vested options or shares he was not permitted to exercise or which were otherwise cancelled under the Former Award Agreements, in both cases, as a result of his employment with the Company.

Subsequent to his employment by Freescale, Mr. Lowe’s former employer demanded repayment by Mr. Lowe of the value of various stock option exercises and restricted stock units that vested during the three-year period prior to his resignation, under the terms of the Former Award Agreements. Mr. Lowe paid $5,000,000 to his former employer in full settlement of his obligations under the clawback provisions of the Former Award Agreements. In accordance with the Lowe Agreement, the Company made a one-time payment to Mr. Lowe of $5,114,083, which consisted of $5,000,000 as reimbursement for the clawback payment he made to his former employer and a gross-up for certain taxes of $114,083. The Company and Mr. Lowe have requested a ruling from the IRS on the tax treatment of this payment. Depending on the outcome of this process, the Company may be required to make an additional payment (or payments) in future periods to make Mr. Lowe whole on an after-tax basis. The Company also paid for certain legal expenses and fees associated with Mr. Lowe’s payment to his former employer and the request for a private letter ruling from the IRS, which the Company believes are appropriate costs to the Company because of our financial interest in the resolution of these issues.

Upon his resignation from his former employer and under the terms of the Former Award Agreements, Mr. Lowe’s former employer cancelled all of his vested and unexercised stock options. The Company provided Mr. Lowe a one-time payment of $3,356,612 to compensate him for the value of the vested and unexercised stock options. The value was determined by the difference between the exercise price of the cancelled vested stock options and the fair market value of his former employer’s stock as listed on the NASDAQ OMX upon the date Mr. Lowe entered into the Lowe Agreement with the Company, multiplied by the number of cancelled vested stock options.

The Compensation Committee determined that these indemnification payments eliminated a substantial disincentive that existed for Mr. Lowe to join the Company as President and Chief Executive Officer. These

payments were meant to restore Mr. Lowe to his financial position prior to joining Freescale, as measured by the value of his exercised and unexercised long-term incentive awards from his former employer as of the effective date of the Lowe Agreement.

Benefits and Perquisites

The Company provided Mr. Lowe certain benefits and perquisites, as described in the “Benefits and Perquisites” section above.

To further incentivize Mr. Lowe to join the Company, we agreed under the Lowe Agreement to provide him with severance upon a qualifying termination of employment. The severance is generally equal to two times (three times upon a qualifying termination following a change in control) the sum of his annual base salary and target bonus. Upon termination, Mr. Lowe is entitled to receive (i) his bonus payment for the preceding calendar year, if such bonus has been determined but not paid as of the date of termination, (ii) a payment of a prorated portion of his bonus for the year in which employment is terminated and (iii) continued medical and life insurance benefits at the same cost provided to active employees for a period of two years (three years under a qualifying termination following a change in control). In the event any payments and benefits received by Mr. Lowe in connection with a change in control would be subject to excise taxes imposed under Section 4999 of the Internal Revenue Code, the amount of such payments and benefits provided to Mr. Lowe will be reduced, but only to the extent such reduction results in a greater after-tax benefit to Mr. Lowe. Mr. Lowe must execute a release to receive the severance and benefits provided in the event of a qualifying termination not in connection with a change in control.

The employment agreement also includes non-competition and non-solicitation covenants by Mr. Lowe for a period of two years following termination of his employment for any reason.

Mr. Beyer’s Separation

Effective June 5, 2012 (the “Separation Date”), Mr. Beyer stepped down as Chief Executive Officer of the Company. In connection with the orderly and successful transition of his duties and responsibilities as Chief Executive Officer to Mr. Lowe, Mr. Beyer, Freescale Holdings GP, Ltd., and the Company entered into a Transition and Release Agreement (the “Transition Agreement”).

The Transition Agreement provided for (i) a one-time cash lump sum of $1,500,000 paid on June 22, 2012, (ii) consulting fees totaling $200,000, paid in quarterly installments over a period of one year and (iii) a lump sum cash payment of $70,511 for unpaid salary and paid time off that was accrued, but unused, as of the Separation Date.

Mr. Beyer’s option awards will continue to vest under the terms of the award agreements as long as Mr. Beyer serves as a member of the Board; however, Mr. Beyer’s performance-based restricted share units were forfeited in their entirety on the Separation Date under the terms of the award agreement.

Mr. Beyer was also entitled to 20 hours of personal use of the Company’s aircraft from the Separation Date through the end of 2012, pursuant to the Transition Agreement, of which Mr. Beyer used 7.4 hours. Finally, the Company paid $4,851 in legal fees incurred by Mr. Beyer related to the Transition Agreement.

The Transition Agreement includes a release of claims, the continuation of the covenants in his employment agreement and award agreements including obligations regarding confidential information, work product and inventions and non-solicitation of employees and non-competition and solicitation of business for a period of two years following the Separation Date.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. Also, equity grants and proceeds from equity grants received by our Named Executive Officers are subject to covenants and agreements that require those executive officers to forfeit equity or repay the proceeds from equity grants in the event that they violate non-competition or non-solicitation covenants. We anticipate conducting a review of our compensation recovery policies as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations are issued.

Trading Restrictions

Freescale has an insider trading policy to promote compliance with applicable securities laws by Freescale, its directors and employees by prohibiting short-term or speculative transactions in Freescale’s securities or in other transactions that may lead to inadvertent violations of the insider trading laws. The policy also prohibits covered persons from engaging in short sales or pledging of Freescale’s securities, or from transacting in publicly-traded options involving Freescale securities (such as puts, calls and other derivative securities).

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of the annual compensation of our Named Executive Officers to $1,000,000 per individual to the extent that such compensation is not “performance-based” (as defined in Section 162(m)). We intend to rely on transitional relief that is available under Section 162(m) of the Internal Revenue Code that exempts compensation plans adopted prior to a company’s initial public offering from the deduction limit under Section 162(m). This transitional relief for our compensation plans will be available to us until the date of our annual meeting that occurs in 2015, unless prior to that date, we materially modify the plans or issue all of the shares and other compensation allocated under the compensation plans that are subject to that transitional relief (at which point, the transitional relief will expire). We will consider the implications of Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000 as we design our compensation programs going forward. However, the Compensation Committee’s primary focus is applying our guiding principles in attracting, retaining, and motivating our Named Executive Officers, and we reserve the right to determine whether to make use of the performance-based compensation exception.

Additional Information Regarding Named Executive Officer Compensation

The base salary, total target cash and total target direct compensation of our Named Executive Officers was determined in 2012 based on the compensation philosophy, policies and practices described in this compensation discussion and analysis. The following provides additional information about the factors considered by the Compensation Committee in its review of our Named Executive Officer’s 2012 compensation.

Gregg Lowe. Mr. Lowe joined Freescale as our President and Chief Executive Officer on June 5, 2012. Mr. Lowe’s compensation is set forth in the Lowe Agreement, which was established in order to attract a highly regarded senior executive with substantial experience in the semiconductor industry to grow the Company. In light of these circumstances, the Board approved Mr. Lowe’s base salary, bonus target, and long-term incentive awards, and provided Mr. Lowe other compensation in order to incentivize him to join the Company and to make him whole for certain awards that he forfeited or whose proceeds he was required to repay to his former employer. Mr. Lowe’s base salary is in the upper quartile of the composite market data, and his total target cash and total target direct compensation are in the 50th to 75th percentile of the composite market data. For additional information regarding Mr. Lowe’s compensation, please refer to the “Chief Executive Officer (CEO) Transition — Mr. Lowe’s Employment” section above.

Except for Mr. Lowe, each of the other Named Executive Officers was employed by the Company before its initial public offering during a period of transition and restructuring. The Company negotiated employment agreements with each of Messrs. Campbell, Deitrich, Kazerounian, Richard and Beyer to provide added incentive to lead the Company through this period and to retain them by agreeing to minimum base salaries and total target cash set forth in their employment agreements. Because of these factors, the Named Executive Officers’ base salaries and total target cash continue to be above the composite market data median. Total target direct compensation, which includes total target cash, varies by Named Executive Officer.

Alan Campbell. Mr. Campbell’s base salary and total target cash are the minimum amounts set forth in his employment agreement, which was entered into over four years ago, and have not been increased since then. Mr. Campbell’s base salary and total target cash are in the upper quartile of the composite market data, which reflects his extensive tenure with Freescale and our predecessor, the significant contributions Mr. Campbell has made to our business, and the added responsibility of leading our Global Information Technology Systems and Real Estate organizations. Mr. Campbell’s total target direct compensation is at approximately the 50th percentile of the composite market data.

Tom Deitrich. The Compensation Committee approved an increase to Mr. Deitrich’s base salary and total target cash during its annual review in February 2012, due primarily to an increase in his duties and responsibilities and in consideration of the compensation for other similar positions in the Company. The increase resulted in a higher proportion of performance-based compensation as a percentage of Mr. Deitrich’s total target cash, and an increase from the minimum amounts set forth in Mr. Deitrich’s employment agreement. Mr. Deitrich’s base salary is in the upper quartile of the composite market data, and his total target cash and total target direct compensation are in the 50th to 75th percentile.

Dr. Reza Kazerounian. The Compensation Committee approved an increase to Dr. Kazerounian’s base salary and total target cash during its annual review in February 2012, due primarily to an increase in his duties and responsibilities. His base salary and total target cash are above the minimums set forth in his employment agreement. Dr. Kazerounian’s salary is in the upper quartile of the composite market data, and his total target cash and total target direct compensation are in the 50th to 75th percentile.

Henri Richard. Mr. Richard’s base salary and total target cash are the minimum amounts set forth in his employment agreement, which was entered into in July 2008, and have not been increased since the commencement of his employment in 2007. We recruited Mr. Richard as a well-known executive to lead our sales and marketing efforts. We needed to incentivize Mr. Richard to leave his position as a senior sales and marketing executive at a public company and become part of the leadership team at a private company in transition. Mr. Richard’s base salary, total target cash and total target direct compensation are in the upper quartile of the composite market data.

Richard M. Beyer. Mr. Beyer’s base salary and total target cash are the minimum amounts set forth in his employment agreement, which was entered into upon the commencement of his employment in 2008. These amounts were negotiated at a time when we needed to appropriately incentivize Mr. Beyer, a highly regarded senior executive with substantial experience in the semiconductor industry, to leave his position as a chief executive officer at a public company and move to a private company entering a restructuring phase. Mr. Beyer’s base salary and total target cash are in the upper quartile of the composite market data, while his total target direct compensation is in the 50th to 75th percentile.

Compensation Practices and Risk

We believe our compensation programs balance an appropriate mix of short and long-term performance objectives, cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk-taking behavior, including:

•

Reasonable performance goals are established by the Compensation Committee for short-term cash incentive programs, incorporating top-line (e.g., revenue) and bottom-line (e.g., EBIT) business performance factors;

•	All Freescale employees, including Named Executive Officers, are measured against the same business performance factors for our short-term cash incentive programs;

•	Our short-term cash incentive programs include maximum payout limitations of 200%;

•	The Compensation Committee retains ultimate discretion for payments made to our employees, including Named Executive Officers, under our short-term cash incentive program; and

•	Long-term incentive equity grants for our Named Executive Officers contain a mix of performance-based and time-based vesting.

Additionally, we have a strong internal control environment, including ethics and compliance training for all employees. Based on a review of our compensation program design, we believe that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our Company.

2012 Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation provided by Freescale Semiconductor, Inc. and the Company to the Chief Executive Officer, the Chief Financial Officer, and each of the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving at the end of 2012. This table also includes our former Chief Executive Officer, whose employment ended on June 5, 2012.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Share Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($) (i)		Total ($) (j)
Gregg Lowe, President and Chief Executive Officer	2012	553,846	1,000,000	(1)	3,388,057	(2)	7,143,998	(5)	—		8,659,186	(12)	20,745,087

Alan Campbell, Senior Vice President, Chief Financial Officer	2012	545,000	—		1,264,855	(3)	562,831	(6)	—		12,500	(13)	2,385,186
	2011	545,000	—		—		—		3,283,250	(7)	12,250		3,840,500
	2010	545,000	—		—		—		406,125	(8)	12,250		963,375

Tom Deitrich, Senior Vice President, General Manager	2012 2011	482,115 450,577	— —		1,255,495 —	(3)	844,208 —	(6)	— 2,419,750	(7)	12,500 12,250	(13)	2,594,318 2,882,577

Dr. Reza Kazerounian,	2012	547,115	—		1,419,724	(3)	844,208	(6)	2,000,000	(9)	290,092	(14)	5,101,139
Senior Vice President, General Manager	2011	525,000	—		—		—		246,750	(7)	254,797		1,026,547
	2010	525,000	—		—		—		453,125	(8)	268,188		1,246,313

Henri Richard,	2012	600,000	—		1,593,226	(3)	562,831	(6)	—		12,500	(13)	2,768,557
Senior Vice President, Chief Sales and Marketing Officer	2011 2010	600,000 600,000	— —		— —		— —		4,402,500 645,500	(7) (8)	12,250 13,045		5,014,750 1,258,545

Richard M. Beyer,	2012	535,896	—		371,236	(4)	2,532,625	(6)	—		2,220,177	(15)	5,660,234
Former Chief Executive Officer	2011	1,100,000	—		—		—		4,950,500	(10)	582,361		6,632,861
	2010	1,100,000	—		—		—		5,573,250	(11)	587,597		7,260,847

(1)	Represents the first installment of the cash portion of Mr. Lowe’s make whole award, paid within 30 days of the commencement of his employment with the Company as per the terms of the Lowe Agreement. Further discussion of the terms of the Lowe Agreement can be found under the Chief Executive Officer (CEO) Transition section of this document.
(2)	Amounts shown do not reflect compensation actually received in 2012 by Mr. Lowe. Instead, the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with Mr. Lowe’s (i) 2012 Annual Grant of 24,580 performance-based restricted share units payable in the Company’s common shares and (ii) make whole award of 312,205 restricted share units payable in the Company’s common shares. The performance-based restricted share units vest 100% on the third anniversary of the grant date, subject to performance achievement and the terms and conditions outlined in the award agreement. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and EPS goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance-based restricted share unit entitles Mr. Lowe to receive from 0 to 1 times the target number of common shares. The restricted share units vest 50% on the first and second anniversary of the grant date and are subject to the terms and conditions outlined in the award agreement. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(3)	Amounts shown do not reflect compensation actually received in 2012 by the Named Executive Officer. Instead the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with our 2012 Select Grant of performance- and time-based restricted shares and our 2012 Annual Grant of time-based restricted share units. Grants of performance-based restricted share units for 2012 under the 2012 Select Grant were made on February 6, 2012 as follows: Mr. Campbell — 29,185; Mr. Deitrich — 25,321; Dr. Kazerounian — 30,043; and Mr. Richard — 38,627. Assuming maximum achievement of performance metrics in the first performance period, the maximum value would be: Mr. Campbell — $757,342; Mr. Deitrich — $657,054; Dr. Kazerounian — $779,607; Mr. Richard — $1,002,345. The performance-based restricted share units vest 33% on the first and second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to performance achievement and the terms and conditions outlined in the award agreement. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and EPS goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance-based restricted share unit entitles the grant recipient to receive from 0 to 1.5 times the target number of common shares. Grants of time-based restricted share units under the 2012 Select Grant for each officer were as follows: Mr. Campbell — 29,480; Mr. Deitrich — 25,580; Dr. Kazerounian — 30,350; and Mr. Richard — 39,020. These restricted share units vest 33% on the first and second anniversary of the grant date and 34% on the third anniversary of the grant date. Grants of restricted share units under the 2012 Annual Grant for each officer were as follows: Mr. Campbell — 16,220; Mr. Deitrich — 24,330; Dr. Kazerounian — 24,330; and Mr. Richard — 16,220. These grants of restricted share units vest in four equal installments on the first, second, third and fourth anniversary of the grant date. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(4)

Amounts shown do not reflect compensation actually received in 2012 by Mr. Beyer. Instead the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with our 2012 Annual Grant of

26,070 performance-based restricted share units. Assuming maximum achievement of performance metrics in the first performance period, the maximum value would be $556,855. The performance-based restricted share units vest 33% on the first and second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to performance achievement and the terms and conditions outlined in the award agreement. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and EPS goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance-based restricted share unit entitles Mr. Beyer to receive from 0 to 1.5 times the target number of common shares. Under the terms of the award agreement, this award was forfeited on June 5, 2012. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(5)	Amounts shown do not reflect compensation actually received in 2012 by Mr. Lowe. Instead, the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with Mr. Lowe’s (i) 2012 Annual Grant of an option to purchase 380,098 of the Company’s common shares, and (ii) sign-on grant of an option to purchase 834,131 of the Company’s common shares. The 2012 Annual Grant stock option vests 25% on the first, second, third and fourth anniversary of the grant date and has a term of seven years. The sign-on stock option vests 25% on the first, second, third and fourth anniversary of the grant date and has a term of ten years. The awards are subject to the terms and conditions outlined in the award agreement. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(6)	Amounts shown do not reflect compensation actually received in 2012 by the Named Executive Officer. Instead the amounts shown reflect the incremental fair value of awards calculated in accordance with ASC Topic 718 in connection with our 2012 Annual Grant of options to purchase the Company’s common shares. Each officer was awarded an option to purchase the number of the Company’s common shares as follows: Mr. Campbell — 73,190; Mr. Deitrich — 109,780; Dr. Kazerounian — 109,780; Mr. Richard — 73,190; and Mr. Beyer — 329,340. The 2012 Annual Grant stock option vests 25% on the first, second, third and fourth anniversary of the grant date and has a term of seven years. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(7)	Represents (i) payments under the 2011 First Half Bonus Plan to certain Named Executive Officers: Mr. Campbell — $223,250; Mr. Deitrich — $199,750; Dr. Kazerounian — $246,750; and Mr. Richard — $352,500; and (ii) payments for restricted cash awards under the EIP to Mr. Campbell — $3,060,000; Mr. Deitrich — $2,220,000; and Mr. Richard — $4,050,000. The restricted cash awards vested on October 6, 2011, and the cash was paid shortly thereafter.
(8)	Represents (i) payments under the 2010 First Half Bonus Plan to: Mr. Campbell — $168,625; Mr. Richard — $270,500; and Dr. Kazerounian — $190,625; and (ii) payments under the 2010 Second Half Bonus Plan to: Mr. Campbell — $237,500; Mr. Richard — $375,000; and Dr. Kazerounian — $262,500.
(9)	Represents payment of restricted cash award granted in 2009 under the EIP of $2,000,000. The restricted cash award vested on November 2, 2012, and the cash was paid shortly thereafter.
(10)	Represents (i) payment to Mr. Beyer under the 2011 First Half Bonus Plan of $775,500; and (ii) $4,175,000 which was the amount vested in 2011 of Mr. Beyer’s deferred cash award granted under Freescale Semiconductor, Inc. Deferred Compensation Agreement of $12,500,000, granted on March 17, 2008 in connection with his employment. The award vested 33.3% on the first and second anniversary date of Mr. Beyer’s employment date and 33.4% on the third anniversary date of Mr. Beyer’s employment date, March 17, 2008. Mr. Beyer was entitled to receive the vested portion of this deferred cash award on the earlier of his termination, death, disability, a change in control or March 17, 2011. Mr. Beyer received the vested portion of this deferred cash award, $12,500,000, in April 2011.
(11)	Represents (i) payment to Mr. Beyer under the 2010 First Half Bonus Plan of $585,750; (ii) payment made to Mr. Beyer under the 2010 Second Half Bonus Plan of $825,000; and (iii) $4,162,500 which was the amount vested in 2010 of Mr. Beyer’s deferred cash award granted under Freescale Semiconductor, Inc. Deferred Compensation Agreement of $12,500,000, granted on March 17, 2008 in connection with his employment.
(12)	Represents the aggregate value during 2012 of all perquisites and other income provided to Mr. Lowe of $8,659,186 including (i) the aggregate incremental cost to Freescale for Mr. Lowe’s use of our corporate aircraft of $43,023 related to flights taken by Mr. Lowe to commute between Dallas, Texas and our office in Austin, Texas as permitted under the terms of the Lowe Agreement; (ii) $98,503 for expenses associated with Mr. Lowe’s relocation from his home in Dallas, Texas to the Company’s headquarters in Austin, Texas, including the movement of Mr. Lowe’s household goods, a $20,000 reimbursement for a portion of the loss on the sale of his Dallas home (the maximum allowed under our executive relocation policy), and temporary living expenses in Austin, Texas. Under the terms of the Company’s executive relocation policy, a relocation service provider purchased Mr. Lowe’s Dallas home from him and is marketing the property without Mr. Lowe’s involvement. When the service provider sells the home, the Company will receive any gain, or reimburse the service provider for any loss, on the sale, but until then, the Company is responsible for the interim carrying costs. The service provider had not sold this home as of the end of 2012. Upon the sale of Mr. Lowe’s former Dallas home to another buyer, the Company will evaluate any additional related perquisites to Mr. Lowe; (iii) a gross-up payment for $11,971 on amounts related to Mr. Lowe’s relocation as provided for in our executive relocation policy; (iv) $5,000,000 indemnification payment made to Mr. Lowe in connection with clawback claims from his previous employer requiring Mr. Lowe to repay the value associated with various stock option exercises and restricted stock units that vested during the three-year period prior to his resignation, under the terms of the Former Award Agreements, as provided under his employment agreement; (v) a gross up payment of $114,083 for certain tax liabilities incurred as a result of the indemnification payment of $5,000,000 associated with his former employer’s clawback demands, as provided under his employment agreement; (vi) a $3,356,612 make whole payment made to Mr. Lowe for the cancellation of his vested and unexercised stock options upon resignation from his former employer, as provided under his employment agreement; (vii) $29,494 for legal costs paid in connection with the negotiation of his employment agreement, as provided under his employment agreement; and (viii) $5,500 in Company matching contributions to Mr. Lowe’s account under the 401(k) Plan. The calculation of aggregate incremental cost for commuting use of the Company aircraft includes variable costs incurred as a result of commuting: fees, taxes and similar assessments, flight crew travel expenses, aircraft fuel, in-flight food and beverages, and a portion of on-going maintenance. It excludes non-variable costs related to the Company aircraft.
(13)	Represents the aggregate value of Company matching contributions to certain Named Executive Officers’ accounts under the 401(k) Plan of: Mr. Campbell — $12,500; Mr. Deitrich — $12,500; and Mr. Richard — $12,500.
(14)

Represents the aggregate value during 2012 of all perquisite and other income provided to Dr. Kazerounian of $290,092 including (i) $145,459 related to flights taken by Dr. Kazerounian to commute between San Jose, California and Austin, Texas as approved by the Compensation Committee; (ii) a gross-up payment of $6,534 for tax liabilities incurred by Dr. Kazerounian as a result of income imputed to him for flights taken to commute between San Jose, California and Austin, Texas; (iii) $60,315 in expenses incurred related to commuting while in Austin, Texas, including lodging and automobile expenses; (iv) a gross-up payment of $44,506 for tax liabilities incurred as a result of Dr. Kazerounian’s lodging and automobile expenses while working at our office in Austin, Texas; (v) $12,500 in Company matching contributions to Dr. Kazerounian’s account under the 401(k) plan; (vi) $2,797 for the executive annual comprehensive physical exam; and (vii) $17,981 for his unpaid salary and paid time off that was accrued, but unused, as of his termination.
(15)	Represents the aggregate value during 2012 of all perquisite and other income provided to Mr. Beyer of $2,220,177 including (i) an aggregate incremental cost to Freescale for Mr. Beyer’s use of our corporate aircraft of $500,399 consisting of (a) $343,160 related to flights taken by Mr. Beyer to commute between San Jose, California and our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement and (b) $157,239 related to Mr. Beyer’s personal travel on our corporate aircraft as permitted under the terms of the Freescale Semiconductor, Inc. Aircraft Procedures and Use Policy as adopted by the Compensation Committee, Mr. Beyer’s employment agreement and the Transition Agreement; (ii) a gross-up payment of $14,578 for tax liabilities incurred by Mr. Beyer as a result of income imputed to him for his use of our corporate aircraft for flights to commute between San Jose, California and our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (iii) $6,753 in expenses incurred related to commuting while in Austin, Texas, including lodging and automobile expenses, as permitted under the terms of Mr. Beyer’s employment agreement; (iv) a gross-up payment of $5,519 for tax liabilities incurred as a result of Mr. Beyer’s commuting expenses in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (v) $12,500 in Company matching contributions to Mr. Beyer’s account under the 401(k) Plan; and (vi) $1,680,428 in payments related to Mr. Beyer’s separation from the Company and the terms of his Transition Agreement, including (a) a one-time cash lump sum incentive of $1,500,000 in connection with Mr. Beyer’s assistance in the orderly and successful transition of the Chief Executive Officer role, paid on June 22, 2012; (b) $100,000 in consulting fees; (c) $4,851 for legal fees in connection with the negotiation of the Transition Agreement; (d) a cash payment of $70,511 for his unpaid salary and paid time off that was accrued, but unused, as of the Separation Date; and (e) a gift upon his separation with a value of $5,066. The calculation of aggregate incremental cost for commuting and personal use of the Company aircraft includes variable costs incurred as a result of commuting and personal flight activity: fees, taxes and similar assessments, flight crew travel expenses, aircraft fuel, in-flight food and beverages, and a portion of on-going maintenance. It excludes non-variable costs related to the Company aircraft.

2012 Grants of Plan-based Awards Table

The following table shows the grants of plan-based awards to our Named Executive Officers in 2012.

Name (a)	Grant Date (b)	Estimated future payouts under non-equity incentive plan awards						Estimated future payouts under equity incentive plan awards						All other share awards: Number of shares or units (#) (i)		All other option awards: Number of securities underlying options (#) (j)		Exercise or base price of option awards ($) (k)	Grant date fair value of share and option awards ($) (l)(1)
		Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)		Target (#) (g)		Maximum (#) (h)
Gregg Lowe	6/5/2012	—	(2)	104,166	(2)	208,322	(2)	—		—		—		—		—		—	—
	8/9/2012	—	(3)	750,000	(3)	1,500,000	(3)	—		—		—		—		—		—	—
	7/2/2012	—		—		—		0	(4)	24,580	(4)	24,580	(4)	—		—		—	247,275
	7/2/2012	—		—		—		—		—		—		312,205	(7)	—		—	3,140,782
	7/2/2012	—		—		—		—		—		—		—		834,131	(10)	10.06	4,996,445
	7/2/2012	—		—		—		—		—		—		—		380,098	(11)	10.06	2,147,554
Alan Campbell	2/1/2012	—	(2)	237,500	(2)	475,000	(2)	—		—		—		—		—		—	—
	8/9/2012	—	(3)	237,500	(3)	475,000	(3)	—		—		—		—		—		—	—
	2/6/2012	—		—		—		0	(5)	29,185	(5)	43,777	(5)	—		—		—	504,901
	2/6/2012	—		—		—		—		—		—		29,480	(8)	—		—	510,004
	4/2/2012	—		—		—		—		—		—		16,220	(9)	—		—	249,950
	4/2/2012	—		—		—		—		—		—		—		73,190	(12)	15.41	562,831
Tom Deitrich	2/1/2012	—	(2)	242,500	(2)	485,000	(2)	—		—		—		—		—		—	—
	8/9/2012	—	(3)	242,500	(3)	485,000	(3)	—		—		—		—		—		—	—
	2/6/2012	—		—		—		0	(5)	25,320	(5)	37,980	(5)	—		—		—	438,036
	2/6/2012	—		—		—		—		—		—		25,580	(8)	—		—	442,534
	4/2/2012	—		—		—		—		—		—		24,330	(9)	—		—	374,925
	4/2/2012	—		—		—		—		—		—		—		109,780	(12)	15.41	844,208
Dr. Reza Kazerounian	2/1/2012	—	(2)	275,000	(2)	550,000	(2)	—		—		—		—		—		—	—
	8/9/2012	—	(3)	275,000	(3)	550,000	(3)	—		—		—		—		—		—	—
	2/6/2012	—		—		—		0	(5)	30,043	(5)	45,064	(5)	—		—		—	519,744
	2/6/2012	—		—		—		—		—		—		30,350	(8)	—		—	525,055
	4/2/2012	—		—		—		—		—		—		24,330	(9)	—		—	374,925
	4/2/2012	—		—		—		—		—		—		—		109,780	(12)	15.41	844,208
Henri Richard	2/1/2012	—	(2)	375,000	(2)	750,000	(2)	—		—		—		—		—		—	—
	8/9/2012	—	(3)	375,000	(3)	750,000	(3)	—		—		—		—		—		—	—
	2/6/2012	—		—		—		0	(5)	38,626	(5)	57,939	(5)	—		—		—	668,230
	2/6/2012	—		—		—		—		—		—		39,020	(8)	—		—	675,046
	4/2/2012	—		—		—		—		—		—		16,220	(9)	—		—	249,950
	4/2/2012	—		—		—		—		—		—		—		73,190	(12)	15.41	562,831
Richard M. Beyer	2/1/2012	—	(2)	825,000	(2)	1,650,000	(2)	—		—		—		—		—		—	—
	3/5/2012	—		—		—		0	(6)	26,070	(6)	39,105	(6)	—		—		—	371,236
	4/2/2012	—		—		—		—		—		—		—		329,340	(12)	15.41	2,532,625

(1)	Amounts in this column represent the grant date fair value of shares and options granted in fiscal 2012 calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(2)	Amounts represent target and maximum bonus awards under the 2012 First Half Bonus Plan. The minimum payment under the 2012 First Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. Mr. Lowe’s 2012 First Half Bonus Plan target was prorated due to the commencement of his employment. No payments were made to the Named Executive Officers under the 2012 First Half Bonus Plan.
(3)	Amounts represent target and maximum bonus awards under the 2012 Second Half Bonus Plan. The minimum payment under the 2012 Second Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. No payments were made to the Named Executive Officers under the 2012 Second Half Bonus Plan.
(4)	Amounts represent performance-based restricted share units granted to Mr. Lowe on July 2, 2012 under the 2011 Omnibus Plan. See footnote 2 of the 2012 Summary Compensation Table for a more detailed description of the award.
(5)	Amounts represent grants of performance-based restricted share units awarded to Messrs. Campbell, Deitrich, Richard, and Dr. Kazerounian as part of the 2012 Select Grant under the 2011 Omnibus Plan on February 6, 2012. See footnote 3 of the 2012 Summary Compensation Table for a more detailed description of the awards.
(6)	Amounts represent performance-based restricted share units granted to Mr. Beyer as part of the 2012 Annual Grant under the 2011 Omnibus Plan. See footnote 4 of the 2012 Summary Compensation Table for a more detailed description of the award.
(7)	Amount represents a grant of restricted share units to Mr. Lowe as per the terms of the Lowe Agreement providing for a make whole award under the 2011 Omnibus Plan. The make whole award for Mr. Lowe was designed to replace the value of the equity awards granted to Mr. Lowe by his previous employer that were cancelled upon his termination. See footnote 2 of the 2012 Summary Compensation Table for a more detailed description of the award.
(8)	Amounts represent grants of restricted share units to Messrs. Campbell, Deitrich, Richard, and Dr. Kazerounian as part of the 2012 Select Grant under the 2011 Omnibus Plan. See footnote 3 of the 2012 Summary Compensation Table for a more detailed description of the awards.
(9)	Amounts represent grants of restricted share units to Messrs. Campbell, Deitrich, Richard, and Dr. Kazerounian as part of the 2012 Annual Grant under the 2011 Omnibus Plan. See footnote 3 of the 2012 Summary Compensation Table for a more detailed description of the awards.
(10)	Represents grant of a nonqualified option to purchase the Company’s common shares to Mr. Lowe as per the terms of the Lowe Agreement which provided for a sign-on grant of options. See footnote 5 of the 2012 Summary Compensation Table for a more detailed description of the award.
(11)	Represents grant of a nonqualified option to purchase the Company’s common shares to Mr. Lowe as part of the 2012 Annual Grant under the 2011 Omnibus Plan. See footnote 5 of the 2012 Summary Compensation Table for a more detailed description of the award.
(12)	Amounts represent grants of options to purchase the Company’s common shares awarded to Messrs. Beyer, Campbell, Deitrich, Richard, and Dr. Kazerounian as part of the 2012 Annual Grant under the 2011 Omnibus Plan. See footnote 6 of the 2012 Summary Compensation Table for a more detailed description of the awards.

Named Executive Officers’ Employment Agreements

We have employment agreements in place to attract and retain the knowledge, skills, and experience of our Named Executive Officers. Each employment agreement with the Named Executive Officers is approved by the Compensation Committee and the non-management members of the Board in the case of the Chief Executive Officer. We believe the design of these agreements also encourages management continuity and organizational stability. For more information regarding payments made to our Named Executive Officers upon termination or change of control, please see the “2012 Potential Payments upon Termination or Change in Control” section below.

Gregg Lowe. On May 31, 2012, Freescale Semiconductor, Inc. entered into an employment agreement with Mr. Lowe, President and Chief Executive Officer. In addition to his base salary, short-term and long-term incentives, Mr. Lowe’s employment agreement also provides for certain executive benefits and perquisites as described above in “Benefits and Perquisites.” For more information regarding the terms of Mr. Lowe’s employment agreement, see “Chief Executive Officer (CEO) Transition — Mr. Lowe’s Employment” above.

Richard M. Beyer. On February 11, 2008, Freescale Semiconductor, Inc. entered into an employment agreement with Mr. Beyer. In addition to his base sa lary, short-term and long-term incentives, Mr. Beyer’s employment agreement also provides for certain executive benefits and perquisites, as described above in “Benefits and Perquisites.” Effective June 5, 2012, Mr. Beyer stepped down as Chief Executive Officer of the Company. More information regarding the terms of Mr. Beyer’s separation from the Company can be found in the section “Chief Executive Officer (CEO) Transition — Mr. Beyer’s Separation” above.

Other Named Executive Officers. Freescale Semiconductor, Inc. entered into an employment agreement with each of Messrs. Campbell, Deitrich, Kazerounian and Richard. Each employment agreement provides for a minimum base salary level and total target cash as well as certain executive benefits and perquisites as described above in “Benefits and Perquisites.” The dates of each employment agreement are as follows: Mr. Campbell — July 1, 2008; Mr. Deitrich — April 29, 2009; Dr. Kazerounian — May 1, 2009; and Mr. Richard – July 1, 2008.

2012 Outstanding Awards at Fiscal Year-end Table

	Option Awards							Share Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units that Have Not Vested (#) (g)		Market Value of Shares or Units that Have Not Vested ($) (h)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)(1)
Gregg Lowe	—		380,098	(4)	—	10.06	7/2/2019	—		—	—		—
	—		834,131	(4)	—	10.06	7/2/2022	—		—	—		—
	—		—		—	—	—	312,205	(4)	3,437,378	—		—
	—		—		—	—	—	—		—	24,580	(7)	270,626
Alan Campbell	66,767	(2)	—		—	28.40	4/24/2013	—		—	—		—
	797,305	(3)	265,768	(3)	—	6.40	4/6/2019	—		—	—		—
	—		73,190	(5)	—	15.41	4/2/2019	—		—	—		—
	—		—		—	—	—	29,480	(6)	324,575	—		—
	—		—		—	—	—	16,220	(5)	178,582	—		—
	—		—		—	—	—	—		—	29,185	(8)	321,327
Tom Deitrich	151,008	(3)	50,336	(3)	—	6.40	4/6/2019	—		—	—		—
	—		109,780	(5)	—	15.41	4/2/2019	—		—	—		—
	—		—		—	—	—	25,580	(6)	281,636	—		—
	—		—		—	—	—	24,330	(5)	267,873	—		—
	—		—		—	—	—	—		—	25,320	(8)	278,773
Dr. Reza Kazerounian	203,488	(3)	67,829	(3)	—	6.40	5/4/2019	—		—	—		—
	—		109,780	(5)	—	15.41	4/2/2019	—		—	—		—
	—		—		—	—	—	30,350	(6)	334,154	—		—
	—		—		—	—	—	24,330	(5)	267,873	—		—
	—		—		—	—	—	—		—	30,043	(8)	330,773
Henri Richard	188,849	(3)	75,506	(3)	—	6.40	4/6/2019	—		—	—		—
	—		73,190	(5)	—	15.41	4/2/2019	—		—	—		—
	—		—		—	—	—	39,020	(6)	429,610	—		—
	—		—		—	—	—	16,220	(5)	178,582	—		—
	—		—		—	—	—	—		—	38,626	(8)	425,272
Richard M. Beyer	1,921,520	(3)	640,507	(3)	—	6.40	4/6/2019	—		—	—		—
	—		329,340	(5)	—	15.41	4/2/2019	—		—	—		—

(1)	Amounts in columns (h) and (j) are calculated by multiplying the number of units by the fair market value per common share on December 31, 2012 ($11.01).
(2)	Rollover Options granted to Mr. Campbell on December 1, 2006 under the MIP. The issued options were fully vested and granted in exchange for a portion of Mr. Campbell’s fully vested Freescale Semiconductor, Inc. options that were held and not exercised at the closing of Freescale Semiconductor, Inc.’s 2006 acquisition by a consortium of private equity firms (which we refer to as the Merger). The number and exercise price for the Rollover Options were determined based on a formula that maintained the intrinsic value of the Freescale Semiconductor, Inc. options and maintained the fair value of the award before and after conversion. Except as noted for the number and exercise price, the Rollover Options generally maintained the same terms as the options that existed prior to the Merger. The options granted under this plan were granted in accordance with Section 424 of the IRC.
(3)	Options granted under the terms of the MIP on April 6, 2009 (May 4, 2009 for Dr. Kazerounian). The options vest in equal installments on the first, second, third and fourth anniversary of the date of the grant, (except that Mr. Beyer’s option award will continue to vest as long as Mr. Beyer serves as a member of the Board) and are subject to the terms and conditions outlined in the award agreement and the investors agreement.
(4)	Represents a nonqualified option award and a restricted share unit award granted under the 2011 Omnibus Plan on July 2, 2012. See footnote 5 of the 2012 Summary Compensation Table for a more detailed description of the option award and footnote 2 of the 2012 Summary Compensation Table for a more detailed description of the restricted share unit awards.
(5)	Represents option and restricted share unit awards granted under the 2011 Omnibus Plan on April 2, 2012. See footnote 6 of the 2012 Summary Compensation Table for a more detailed description of the option awards and footnote 3 of the 2012 Summary Compensation Table for a more detailed description of the restricted share unit awards.
(6)	Restricted share unit awards granted under the 2011 Omnibus Plan on February 6, 2012. See footnote 3 of the 2012 Summary Compensation Table for a more detailed description of the award.
(7)	Amount represents performance-based restricted share units granted to Mr. Lowe on July 2, 2012 under the 2011 Omnibus Plan. See footnote 2 of the 2012 Summary Compensation Table for a more detailed description of the award.
(8)	Amounts represent grants of performance-based restricted share units awarded to Messrs. Campbell, Deitrich, Kazerounian, and Richard as part of the 2012 Select Grant on February 6, 2012 under the 2011Omnibus Plan. See footnote 3 of the 2012 Summary Compensation Table for a more detailed description of the award.

2012 Option Exercises and Shares Vested Table

	Option Awards		Share Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)(1)
Gregg Lowe	—	—	—		—
Alan Campbell	—	—	3,328	(2)	46,692
Tom Deitrich	—	—	2,139	(2)	30,012
Dr. Reza Kazerounian	—	—	—		—
Henri Richard	37,668	359,797	4,581	(2)	64,273
Richard M. Beyer	—	—	—		—

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of the Company’s common shares to which the exercise of the option related by (ii) the difference between the per-share closing price of the Company’s common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for share awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Company’s common shares on the vesting date.
(2)	Represents vested restricted share units granted under the MIP. The restricted share units were granted on April 7, 2008. The units vest 25% on the first anniversary of the grant date and then in equal quarterly installments until fully vested, subject to the terms and conditions outlined in the award agreement. Shares will become deliverable with respect to the vested portion of the restricted share unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the grant date.

2012 Nonqualified Deferred Compensation Table

Name (a)	Executive Contribution in Last Fiscal Year ($) (b)	Registrant Contribution in Last Fiscal Year ($) (c)		Aggregate Earnings in Last Fiscal Year ($) (d)		Aggregate Withdrawal/ Distributions ($) (e)		Aggregate Balance at Last Fiscal Year End ($) (f)(1)
Gregg Lowe	—	—		—		—		—
Alan Campbell	—	46,692	(2)	(48,151	)(3)	—		292,426
Tom Deitrich	—	30,012	(2)	(38,402	)(3)	—		237,981
Dr. Reza Kazerounian	—	—		—		—		—
Henri Richard	—	64,273	(2)	(68,687	)(3)	—		418,677
Richard M. Beyer	—	—		(1,306,946	)(4)	3,843,392	(5)	—

(1)	Aggregate balance at last fiscal year end is based on the number of vested restricted share units multiplied by the share price of $11.01 on December 31, 2012.
(2)	Represents the value of restricted share units that vested during the fiscal year but were not delivered, pursuant to the terms of the award agreement. Common shares will become deliverable with respect to vested portions of these restricted share unit awards upon the earlier to occur of termination, death, disability, a change in control or the seventh anniversary of the grant date. The restricted share units were granted under the MIP in 2008 described in the 2012 Option Exercises and Shares Vested table.
(3)	Aggregate earnings in the last fiscal year is based on either: (i) the change in our share price from $12.65 on January 1, 2012 to $11.01 on December 31, 2012, multiplied by the vested number of restricted share unit awards for restricted share units awards vested in previous years, or (ii) the change in our share price from the closing market price on the day of vesting, $12.65 on January 2, 2012 and $15.41 on May 2, 2012 to $11.01 on December 31, 2012, multiplied by the portion of the restricted share unit awards that vested for restricted share unit awards vested during the last fiscal year. The awards of restricted share units that vested in previous years were granted under the MIP in 2007 and 2008 as described in the 2011 Option Exercises and Shares Vested table.
(4)	Aggregate earnings in the last fiscal year is based on the change in our share price from $12.65 on January 1, 2012 to $9.44 on December 6, 2012, the date on which the restricted share units were delivered to Mr. Beyer, multiplied by the vested number of restricted share unit awards.
(5)	Represents the value of vested restricted stock units that were delivered to Mr. Beyer on December 6, 2012, pursuant to the terms of the award agreement. The award of 407,139 restricted share units was granted under the MIP and vested in equal installments on the first, second and third anniversary of Mr. Beyer’s employment date, March 17, 2008. Common shares were deliverable with respect to vested portions of this restricted share unit award upon the earlier to occur of termination, death, disability, a change in control or the fifth anniversary of the grant date.

2012 Potential Payments upon Termination or Change in Control Table

Name (a)	Benefit ($) (b)		Termination w/o Cause or for Good Reason ($) (c)		Termination w/o Cause or for Good Reason After Change in Control ($) (d)		Voluntary Termination ($) (e)		Death ($) (f)		Disability ($) (g)		Change in Control ($) (h)
Gregg Lowe	—		10,558,523	(3)	14,691,672	(5)	—	(7)	5,527,650	(8)	5,527,650	(8)	5,410,996	(10)
Alan Campbell	—		2,209,115	(4)	4,413,164	(6)	—	(7)	1,698,697	(9)	1,698,697	(9)	2,702,498	(11)
Tom Deitrich	—		1,357,881	(4)	3,207,154	(6)	—	(7)	670,816	(9)	670,816	(9)	1,626,436	(11)
Dr. Reza Kazerounian	1,071,714	(1)
Henri Richard	—		1,783,662	(4)	4,545,531	(6)	—	(7)	959,890	(9)	959,890	(9)	2,245,115	(11)
Richard M. Beyer	5,661,721	(2)

(1)	Amount represents actual payments made to Dr. Kazerounian upon his separation from the company, including: (i) unpaid salary; (ii) accrued paid time off that was unused as of his termination date; (iii) a one-time cash payment equal to one and a half times his annual base salary; (iv) estimated costs associated with continuation of medical and life insurance benefits for a period of up to eighteen months after his separation date; and (v) the value of accelerated vesting of certain option awards granted under the MIP calculated using the “spread” between exercise and market price (as of fiscal year end) multiplied by the number of accelerated options.
(2)	Amount represents actual payments made to Mr. Beyer upon his separation from the company, including: (i) unpaid salary; (ii) accrued paid time off that was unused as of his separation date; (iii) a one-time cash lump-sum incentive as outlined in his Transition Agreement; (iv) consulting fees as outlined in his Transition Agreement; (v) reasonable legal fees and related expenses incurred in connection with his retained counsel’s review of the Transition Agreement; (vi) the value of restricted share units that were vested but had not been delivered per the terms of the award agreement as reported in column (e) of the 2012 Nonqualified Deferred Compensation Table; (vii) amounts related to Mr. Beyer’s personal travel on our corporate aircraft as permitted under the terms of the Transition Agreement; and (viii) a gift upon his separation. Details of each item can be found under “Chief Executive Officer (CEO) Transition — Mr. Beyer’s Separation.”
(3)	Amount represents estimated payments to be made under the Lowe Agreement plus the estimated value of medical and life insurance benefits over a period of two years following termination of employment. Amount includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements and the value of the second cash portion of his make whole award to be paid upon the third anniversary of the commencement of his employment. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(4)	Amount represents estimated payments to be made to the Named Executive Officer under the executive employment agreement plus the estimated value of medical and life insurance benefits over a period of eighteen months following termination of employment. Amount includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(5)	Amount represents estimated payments to be made under the Lowe Agreement plus the estimated value of health, medical, life insurance, and long-term disability benefits over a period of three years following termination of employment. Amount includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements and the value of the second cash portion of his make whole award to be paid upon the third anniversary of the commencement of his employment. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(6)	Amount represents estimated payments to be made to the Named Executive Officer under the executive employment agreement plus the estimated value of health, medical, life insurance, and long-term disability benefits over a period of two years following termination of employment. Amount includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(7)	Upon voluntary termination, Named Executive Officers are eligible for a payment of accrued but unpaid base salary, accrued but unused paid time off through the date of termination and unreimbursed business expenses.
(8)	Amount represents a cash payment equal to a prorated portion of Mr. Lowe’s target bonus for the year in which the date of termination occurs plus the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include: accrued but unpaid base salary, accrued vacation through the date of termination, unreimbursed business expenses, the annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs if the bonus was determined but not paid by the termination date, and disability benefits. These items are also obligations of the company upon termination due to Death or Disability, but have been excluded from the totals shown in columns (f) and (g).
(9)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements. Amount does not include: accrued but unpaid base salary, accrued but unused paid time off, unreimbursed business expenses, or the annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs if the bonus was determined but not paid by the termination date. These items are also obligations of the company upon termination due to Death or Disability, but have been excluded from the totals shown in columns (f) and (g).
(10)	Amount represents the estimated value of Mr. Lowe’s accelerated vesting of equity awards per the terms of the award agreements and assumes that each outstanding equity award was not assumed or substituted in connection with the Change in Control.
(11)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements and assumes that each outstanding equity award was not assumed or substituted in connection with the Change in Control.

2012 Potential Payments upon Termination or Change in Control

Mr. Lowe

Under the terms of the employment agreement for Mr. Lowe, in the event that his employment is terminated other than for Cause, Death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in his employment agreement), he will be entitled to receive, subject to his execution of a release: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a prorated portion of his annual bonus based on actual performance for the calendar year in which the date of termination occurs; (3) a cash payment equal to two times the sum of annual base salary and annual target bonus; (4) continued medical and life insurance for him and, if applicable, any dependents who had received benefits under his coverage prior to the termination date, for two years or until the same type of benefits are received or made available to Mr. Lowe; (5) any other amounts or benefits required to be paid or provided which he is eligible to receive, based on accrued benefits through the date of termination; and (6) to the extent unpaid, the accelerated payment of $2,000,000, the remaining portion of Mr. Lowe’s make whole cash bonus. In the event that his employment is terminated due to Death, his legal representatives will be entitled to receive: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a prorated portion of his annual bonus based on actual performance for the calendar year in which the date of termination occurs; (3) any other amounts or benefits required to be paid or provided which Mr. Lowe was eligible to receive, based on accrued benefits through the date of termination; and (4) to the extent unpaid, the accelerated payment of $2,000,000, the remaining portion of Mr. Lowe’s make whole cash bonus. In the event that Mr. Lowe’s employment is terminated due to Disability, he will be entitled to receive: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a prorated portion of his annual bonus based on actual performance for the calendar year in which the date of termination occurs; (3) any other amounts or benefits required to be paid or provided which he is eligible to receive, based on accrued benefits through the date of termination, including applicable disability benefits; and (4) to the extent unpaid, the accelerated payment of $2,000,000, the remaining portion of Mr. Lowe’s make whole cash bonus.

If, within a period of two years immediately following a Change in Control (as defined in his employment agreement), Mr. Lowe’s employment is terminated other than for Cause, Death or Disability, or if Mr. Lowe terminates employment for Good Reason (as those terms are defined in the employment agreement), he will be entitled to receive: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a prorated portion of his annual bonus based on actual performance for the calendar year in which the date of termination occurs; (3) a cash payment equal to three times the sum of base salary and annual target bonus; (4) continued medical and life insurance for him and, if applicable, any dependents who had received benefits under his coverage prior to the termination date, for three years or until the same type of benefits are received or made available to Mr. Lowe; and (5) to the extent unpaid, the accelerated payment of $2,000,000, the remaining portion of Mr. Lowe’s make whole cash bonus.

Under the terms of the make whole restricted share unit award agreement, if Mr. Lowe’s employment is terminated without Cause, or due to Death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in the award agreement), the restricted share units become fully vested and deliverable. Under the terms of the nonqualified share option award agreement associated with his prorated annual grant, if the Mr. Lowe’s employment is terminated due to Death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in the award agreement), an additional number of options, equal to the number of options that would have vested on the next anniversary of the grant date, vest and become exercisable subject to the terms and conditions outlined in the award agreement.

Under the terms of the make whole restricted share unit award agreement, if Mr. Lowe’s employment is terminated following a Change in Control without Cause, or due to Death or Disability, or it is terminated by Mr. Lowe for Good Reason, the restricted share units become fully vested and deliverable. If the restricted share unit award is not assumed or substituted in connection with a Change in Control, all unvested restricted share units vest and become deliverable immediately upon the effective date of the Change in Control. Under the terms of the performance-based restricted share unit award agreement, if Mr. Lowe’s employment is terminated without Cause, or if Mr. Lowe terminates employment for Good Reason within two years following a Change in

Control or a period of nine months prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, all unvested restricted share units vest with a share delivery factor of 1.0 and become deliverable. If the performance-based restricted share unit award is not assumed or substituted in connection with a Change in Control, all unvested restricted share units vest with a share delivery factor of 1.0 and become deliverable immediately upon the effective date of the Change in Control. Under the terms of his nonqualified stock option award agreement given to him as a sign-on award, if Mr. Lowe’s employment is terminated without Cause, or it is terminated by Mr. Lowe for Good Reason within two years following a Change in Control or a period of nine months prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, all unvested options vest and become exercisable. If the option award is not assumed or substituted in connection with a Change in Control, any unvested portion of the option shall vest and become exercisable upon the effective date of the Change in Control. Under the terms of the nonqualified share option award agreement associated with his prorated annual grant, if Mr. Lowe’s employment is terminated following a Change in Control due to Death or Disability, or it is terminated by Mr. Lowe for Good Reason, he will receive an additional number of options, equal to the number of options that would have vested on the next anniversary of the grant date, subject to terms and conditions outlined in the award agreement. If the option award is not assumed or substituted in connection with a Change in Control, any unvested portion of the option shall vest and become exercisable upon the effective date of the Change in Control.

In the event any payments and benefits received by Mr. Lowe in connection with a Change in Control would be subject to excise taxes imposed under Section 4999 of the IRC, the amount of such payments and benefits provided to Mr. Lowe will be reduced, but only to the extent such reduction results in a greater after-tax benefit to Mr. Lowe.

Mr. Lowe is subject to restrictive covenants including non-solicitation and non-competition provisions that remain in effect during the two-year period following termination of his employment. Mr. Lowe also agrees to assist us in any litigation or dispute to the extent such litigation or claim relates to his employment or the period of his employment with us.

Mr. Lowe’s make whole long-term incentive award is subject to a recovery provision where if Mr. Lowe voluntarily terminates his employment without Good Reason (as defined in his employment agreement) or he is terminated by the Company for Cause (as defined in his employment agreement), Mr. Lowe is required to repay the Company an amount equal to the cash payments and the fair market value of shares received within a one-year period immediately following any such termination date. Mr. Lowe has also agreed to repay the Company all unrealized, prorated relocation expenses that have been incurred by the Company if his employment terminates, other than a termination of employment by the Company without Cause, Death or Disability, within twenty-four months of June 5, 2012.

Dr. Kazerounian

On December 31, 2012, Dr. Kazerounian’s employment with the Company ended. Disclosed above are payments associated with his termination pursuant to his employment and award agreement and include: (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) a cash payment equal to the product of 1.5 times his annual base salary, (4) estimated costs associated with continuation of medical and life insurance benefits for a period of up to eighteen months after termination date; (5) the value of accelerated vesting of certain option awards granted under the MIP equal to a prorated number of options that would have vested on the next anniversary of the grant date.

Dr. Kazerounian is subject to restrictive covenants including non-solicitation and non-competition provisions that remain in effect during the one-year period following termination of employment.

Mr. Beyer

Effective June 5, 2012, Mr. Beyer stepped down as Chief Executive Officer of the Company. In connection with the transition of his duties and responsibilities as Chief Executive Officer to Mr. Lowe, Mr. Beyer, Freescale Holdings GP, Ltd., and the Company entered into the Transition Agreement. Details of the payments made to Mr. Beyer in connection with his separation from the Company are described above in the “Chief Executive Officer (CEO) Transition — Mr. Beyer’s Separation.”

Named Executive Officers, excluding Mr. Lowe, Dr. Kazerounian and Mr. Beyer

Named Executive Officers, excluding Mr. Lowe, Dr. Kazerounian and Mr. Beyer, are entitled to benefits under the Executive Employment Agreement (the “Executive Agreement”) upon termination of employment. The Executive Agreement provides the following payments and benefits in the event that employment of one of these Named Executive Officers is terminated for any reason other than termination for Good Cause, Death or Disability (as those terms are defined in the Executive Agreement): (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the Named Executive Officer’s annual bonus target if termination occurs in the first quarter of the year, and based upon Company performance if termination occurs after the first quarter; (5) cash payment equal to one and a half times the Named Executive Officer’s annual base salary; and (6) continuation of medical and life insurance benefits for a period of up to eighteen months after termination date.

Under the Executive Agreement, if within a period of one year following a Change in Control, employment is terminated other than for Cause, Death or Disability, or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the Executive Agreement), the Named Executive Officer will be entitled to receive: (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the Named Executive Officer’s target if termination occurs in the first quarter of the year, and based upon our performance if termination occurs after the first quarter; (5) a cash payment equal to two times the Named Executive Officer’s annual base salary on the date of termination; (6) a cash payment equal to two times the Named Executive Officer’s target bonus for the year of termination; and (7) continued health, medical, life insurance and long-term disability benefits for a period of two years following the date of termination at the same cost as active employees. If the executive is terminated by us (other than for Cause) within the six-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the executive will be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, the Named Executive Officers subject to the Executive Agreement will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above.

The Executive Agreement contains a Section 280G tax gross-up provision in the event of a Change in Control that occurs other than at a time when our common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that one of these Named Executive Officers may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the IRC, then no gross-up payment will be made and the amounts payable following a Change in Control will be reduced so that the payment equals the safe harbor amount.

The Executive Agreement contains restrictive covenants including non-solicitation and non-competition provisions that remain in effect during the period of eighteen months following termination of employment.

We structured the Executive Agreement to require both a Change in Control and an involuntary or Good Reason termination of employment, in order to minimize the risk of providing excessive severance compensation without an actual termination of employment. We have, in the Executive Agreement, limited payment terms under a Change in Control to a two times multiple and limited the period for Good Reason to twelve months after considering market data from our peer group.

Awards Granted Under the 2006 Management Incentive Plan: Under the terms of the restricted stock unit award agreements, if the employment of Messrs. Campbell, Deitrich or Richard is terminated without Cause, by one of these Named Executive Officer for Good Reason, or Retirement (as those terms are defined in the award agreement), the individual’s restricted stock units vest and become deliverable for an additional number of shares subject to the terms and conditions outlined in the award agreement. If one of these Named Executive Officer’s employment is terminated due to Death or Disability, the individual’s restricted stock units become fully vested and deliverable. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated without Cause, or it is terminated by one of these Named Executive Officers for Good Reason or Retirement (as those terms are defined in the award agreement), the individual’s awards vest and become exercisable for an additional number of shares subject to the terms and conditions outlined in the award agreement. If one of these Named Executive Officer’s employment is terminated due to Death or Disability, the individual’s options become fully vested and exercisable.

Under the terms of the restricted stock unit award agreement, in the event that one of these Named Executive Officer’s employment is terminated after a Change in Control without Cause or by one of these Named Executive Officers for Good Reason (as those terms are defined in the award agreement), the individual’s restricted stock units immediately become fully vested and deliverable. Under the terms of the nonqualified option award agreement for these Named Executive Officers, in the event of a Change of Control, the unvested portion of the award becomes vested and exercisable for an additional number of shares subject to the terms and conditions outlined in the award agreement. In the event one of these Named Executive Officer’s employment is terminated by the Company or any successor thereto, without Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), in each following a Change of Control, the options become fully vested and exercisable.

Awards Granted Under the 2011 Omnibus Incentive Plan: Under the terms of the restricted share unit award agreements, if the employment of Messrs. Campbell, Deitrich or Richard is terminated due to Death, Disability or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the award agreement), an additional number of restricted share units, equal to the number of restricted share units that would have vested on the next anniversary of the grant date, vest and become deliverable subject to the terms and conditions outlined in award agreement. Under the terms of the performance-based restricted share unit award agreement, if the employment of one of these Named Executive Officers is terminated due to Death, Disability or for Good Reason by the Named Executive Officer (as those terms are defined in the award agreement), the restricted share units vest and become deliverable for an additional number of shares equal to the number of shares that would have vested on the next anniversary of the grant date with a share delivery factor of 1.0 for the performance period subject to the terms and conditions outlined in the award agreement. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated due to Death or Disability or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), an additional number of options, equal to the number of options that would have vested on the next anniversary of the grant date, vest and become exercisable subject to the terms and conditions outlined in the award agreement.

Under the terms of the restricted share unit award agreement, in the event that one of these Named Executive Officer’s employment is terminated following a Change of Control due to Death or Disability or it is terminated by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), an additional number of restricted share units, equal to the number of restricted share units that would have vested on the next anniversary of the grant date, vest and become deliverable subject to the terms and conditions outlined in the award agreement. If the restricted share unit award is not assumed or substituted in connection with a Change in Control, all unvested restricted share units vest and become deliverable immediately upon the effective date of the Change in Control. Under the terms of the performance-based restricted share unit award agreement, in the event of a Change of Control that occurs during a performance period, the unvested restricted share units vest with a share delivery factor of 1.0 and become deliverable. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated following a Change of Control due to Death or Disability or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), an additional number of options, equal to the number of options that would have vested on the next anniversary of the grant date, vest and become exercisable subject to the terms and conditions outlined in the award agreement. If the option award is not assumed or substituted in connection with a Change in Control, any unvested portion of the option shall vest and become exercisable upon the effective date of the Change in Control.

Compensation and Leadership Committee Report

The Compensation and Leadership Committee of the Board is primarily responsible for reviewing, approving and overseeing Freescale’s compensation plans and practices, and works with management to establish Freescale’s executive compensation philosophy and programs. The members of the Compensation and Leadership Committee for the 2012 fiscal year were Gregory L. Summe, Chinh E. Chu, John W. Marren and Peter Smitham. The Compensation and Leadership Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion has recommended to the Company’s Board that the Compensation Discussion and Analysis be included in this Annual Proxy.

Respectfully, the Members of the Compensation and Leadership Committee

Gregory L. Summe, Chairman

Chinh E. Chu

John W. Marren

Peter Smitham

Compensation Committee Interlocks

The members of the Compensation and Leadership Committee during the fiscal year ended December 31, 2012, were Chinh E. Chu, John W. Marren, Peter Smitham and Gregory L. Summe. None of the members have ever been an employee or officer of Freescale. None of our executive officers serve, or in the fiscal year ended December 31, 2012, served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board or Compensation and Leadership Committee.

Mr. Chu may have indirect pecuniary interests in the transactions with affiliates of Blackstone described below, and Mr. Marren may have indirect pecuniary interests in the transaction with an affiliate of TPG Capital described below. Please refer to the section titled “Certain Relationships and Related Party Transactions” below for more details on these transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2012, to which we were a party or will be a party other than compensation arrangements which are described under “Executive Compensation,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common shares or any member of their immediate family had or will have a direct or indirect material interest.

Arrangements with Our Sponsors

Shareholders’ Agreement

The Company is party to a shareholders’ agreement with our Sponsors and Freescale Holdings L.P. (“Freescale LP”). The shareholders agreement provides, among other things, our Sponsors with the contractual right to nominate one or more designees for election to the Company’s Board based on the percentage of the outstanding common shares owned by Freescale LP and our Sponsors. As long as Freescale LP and our Sponsors collectively hold more than 50% of the issued and outstanding common shares, the Board will consist of not more than twelve (12) directors, comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate up to two (2) directors for election to our board, (ii) the Company’s Chief Executive Officer and (iii) the remaining directors will be nominated by the Company’s Nominating and Corporate Governance Committee and will be independent directors within the meaning of the corporate governance rules of the NYSE. When Freescale LP and our Sponsors collectively own, in the aggregate, 50% or less, but greater than or equal to 20%, of the then issued and outstanding common shares, its board will be comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate one (1) director for election to the Board (provided that such Sponsor owns, directly or indirectly, at least 2.8% of the issued and outstanding common shares), (ii) the Company’s Chief Executive Officer and (iii) such number of additional directors chosen by the Company’s Nominating and Corporate Governance Committee so that the Board and its committees satisfy the applicable independence requirements of the NYSE. At such time as Freescale LP and our Sponsors collectively own, in the aggregate, less than 20% of the then issued and outstanding common shares, Freescale LP will be liquidated and the common shares owned by Freescale LP will be distributed to the limited partners of Freescale LP, including our Sponsors, unless a majority of our Sponsors elect not to dissolve Freescale LP, and each Sponsor that beneficially owns at least 5% of the then outstanding common shares will have the right, but not the obligation, to nominate one director for election to the Board. Any director who is nominated by a Sponsor may only be removed by the affirmative vote or written consent of the nominating Sponsor. If Freescale LP or our Sponsors provide notice of their desire to remove one of the directors nominated by such Sponsor, the Company and Freescale LP agree to take all reasonable action necessary to effect such removal.

The shareholders agreement provides our Sponsors with certain contractual rights to designate directors to the committees of the Board, subject to the applicable independence requirements of the NYSE. Each Sponsor who has nominated at least one director for election to the Board and does not have a director nominated by such Sponsor on a particular committee is entitled to designate an “observer” on such committee. In order to satisfy applicable NYSE independence requirements, any such board committee may request, and such “observer” shall comply with such request, that the “observer” remove him or herself from all or any portion of a meeting of the board committee to the extent the board committee determines removal is appropriate, which may be for any reason or no reason. In addition, no committee will be comprised of more than one director nominated by a particular Sponsor.

The shareholders agreement also provides that for so long as Freescale LP and our Sponsors collectively own, in the aggregate, at least 50% of the then issued and outstanding common shares, certain actions by the Company or its subsidiaries, including the Company, will require the approval of at least a majority of our

Sponsors acting through their respective director designees in addition to any other vote by the Company’s Board or shareholders. The actions requiring Sponsor approval include change of control transactions, the acquisition or sale of any asset in excess of $150 million, the incurrence of indebtedness in excess of $250 million, making any loan, advance or capital contribution in excess of $150 million, equity issuances in excess of $25 million, the approval and registration of equity securities in connection with a public offering, changes in the nature of the Company or its subsidiaries’, including the Company’s business, changes to our jurisdiction of incorporation, hiring or removing the Company’s Chief Executive Officer, the commencement or settlement of any litigation over $50 million, any dissolution, liquidation, reorganization or bankruptcy proceeding involving the Company or its subsidiaries, and changing the number of directors on the Board.

The shareholders agreement also provides that, to the maximum extent permitted by law, no Sponsor shall have a fiduciary or similar duty to, and no Sponsor or any of its representatives, nominees and designees shall have any liability for breach or alleged breach of fiduciary or similar duty to, the Sponsors, Freescale LP, the Company and our subsidiaries or any shareholder, creditor, employee or other stakeholder of any member of Freescale LP, and its subsidiaries, including the Company. Each Sponsor, Freescale LP and the Company agrees to waive any and all claims relating to any such breach or alleged breach of fiduciary or similar duty. In addition, each Sponsor and Freescale LP agrees to waive all claims relating to a breach of fiduciary or similar duty in connection with any action or inaction by a director nominated by a Sponsor.

Investors Agreement

The Company is party to an investors agreement that provides, among other things, that our Sponsors may not transfer their equity interests in us or Freescale LP without the consent of the general partner of Freescale LP, Freescale Holdings GP, Ltd. (“Freescale GP”). The investors agreement also provides certain current and former members of management with the right to “tag-along” and sell a pro rata portion of their equity interests if other investors propose to sell all or a portion of their equity interests.

Registration Rights

The Company is party to an amended and restated registration rights agreement with Freescale LP, the limited partners of Freescale LP, including the members of the Consortium, and certain current and former members of our management. Pursuant to this registration rights agreement, Freescale LP and a majority of our Sponsors will collectively have the right to an unlimited number of demand registrations, which may be underwritten; provided, that if a Sponsor ceases to own, directly or indirectly, at least 2.8% of the issued and outstanding common shares, such Sponsor will no longer be counted in determining such majority. The demand rights may be exercised at any time. Pursuant to such demand registration rights, the Company is required to register with the SEC for sale to the public the common shares owned by our Sponsors directly or through Freescale LP. Any demand for registration may only be made if the shares requested to be sold by the demanding holders in such offering are reasonably expected to have an aggregate market value of at least $100 million. In addition, in the event that the Company is registering additional common shares for sale to the public, whether on the Company’s own behalf or on behalf of our Sponsors or other holders, our Sponsors and the other parties to the amended and restated registration rights agreement will have “piggyback” registration rights providing them the right to have the Company include the common shares owned by them in any such registration. A holder’s right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such offering. All expenses of such registrations (including both demand and “piggyback” registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be borne by the Company.

Equity Healthcare

Freescale Semiconductor, Inc. is party to an agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of The Blackstone Group (“Blackstone”). Equity Healthcare negotiates with providers of administrative services for health benefit plans and other related services for cost discounts. Equity Healthcare also provides quality-of-service monitoring capability for health care plans. Because of the combined purchasing power of its client participants, we believe that Equity Healthcare is able to negotiate pricing terms from providers that are more favorable than we could otherwise obtain on an individual basis. Freescale Semiconductor, Inc. paid Equity Healthcare $148,053 under this agreement for the year ended December 31, 2012. The agreement expires on December 31, 2013 and automatically renews for a one-year period unless either party provides notice of non-renewal 90 days prior to the scheduled expiration date.

Equity Healthcare is an affiliate of Blackstone, one of our Sponsors, on behalf of which Mr. Chu and Mr. Quella are members of our Board. Because Blackstone, Mr. Chu and Mr. Quella are affiliated with Equity Healthcare, they may have an indirect pecuniary interest in the payments made by us to Equity Healthcare.

Equity Office Properties

In October 2011, we entered into a commercial lease with Equity Office Properties, an affiliate of Blackstone, for office space in San Jose, California. The lease commencement date was February 2, 2012, and the aggregate amount of all periodic payments over the life of the five year lease is approximately $4.2 million.

Equity Office Properties is an affiliate of Blackstone, one of our Sponsors, on behalf of which Mr. Chu and Mr. Quella are members of our Board. Because Blackstone, Mr. Chu and Mr. Quella are affiliated with Equity Office Properties, they may have an indirect pecuniary interest in the payments made by us to Equity Office Properties.

TPG Capital

Freescale Semiconductor, Inc. entered into an agreement with an affiliate of TPG Capital for assistance with our supply chain and manufacturing organization. Freescale paid this affiliate of TPG Capital $206,191 for the year ended December 31, 2012. TPG Capital is one of our Sponsors on behalf of which Mr. Marren is a member of our Board.

GCA Services Group, Inc.

Freescale Semiconductor, Inc. has contracted with GCA Services Group, Inc. (“GCA”) to provide janitorial services since 2004 and other supplemental staffing since early 2012. On November 1, 2012, an affiliate of Blackstone completed the acquisition of GCA. The former owner of GCA, with whom the existing arrangement was negotiated, is not affiliated with Freescale. For the year ended December 31, 2012, Freescale paid GCA $9,079,162 for janitorial and supplemental staffing. Because Blackstone, Mr. Chu and Mr. Quella are affiliated with GCA, they may have an indirect pecuniary interest in the payments made by us to GCA.

Warrant

On December 1, 2006, we issued to Freescale LP a warrant to purchase approximately 9.5 million common shares from us with an exercise price equal to $36.12 per share. The warrant was issued pursuant to a warrant agreement containing customary anti-dilution and other provisions. The warrant may be exercised in whole or in part at any time and from time to time.

Indemnification Agreements

The Company is a party to indemnification agreements with its directors and certain officers. These indemnification agreements provide, among other things, that Freescale will indemnify such officers and directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of the Company, subject to, and to the maximum extent permitted by, applicable law.

Statement of Policy Regarding Transactions with Related Persons

The Board has adopted a written policy that requires our Nominating and Corporate Governance Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (excluding employment relationships). The Compensation and Leadership Committee is responsible for reviewing and approving or ratifying any employment relationship with a related party that involves compensation of $120,000 or more. In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Business Conduct and Ethics which, among other things, requires that business decisions and actions be based on the best interests of Freescale and not be motivated by personal considerations or relationships. The transactions with Equity Office Properties, TPG Capital and GCA were reviewed and approved under these policies. The other transactions described above were entered into prior to the adoption of our related party policies, and, as a result, were not reviewed under these polices.

In addition, the Board has adopted a written policy under which the Board must review and approve any transactions with our Sponsors or their affiliates in excess of $5 million. The transaction with GCA described above was approved under this policy. The other transactions described above either were entered into prior to the adoption of this policy or do not exceed $5 million.

REPORT OF THE AUDIT AND LEGAL COMMITTEE

The Audit and Legal Committee has reviewed and discussed the audited financial statements with Freescale’s management and its independent auditors, KPMG LLP (“KPMG”). The Audit and Legal Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, KPMG provided the Audit and Legal Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit and Legal Committee discussed with KPMG its independence from Freescale and its management. The Audit and Legal Committee has also considered whether the provision of other non-audit services by KPMG to Freescale is compatible with the auditors’ independence and has concluded that it is.

In reliance on these reviews and discussions, the Audit and Legal Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Freescale’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT AND LEGAL COMMITTEE

Daniel J. Heneghan, Chair

John T. Dickson

J. Daniel McCranie

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR THE 2014 ANNUAL GENERAL MEETING

To be considered for inclusion in Freescale’s proxy statement for the 2014 annual general meeting of shareholders, shareholder proposals must be received by Freescale no later than 5:00 p.m. Central Time on November 15, 2013 (120 days before the anniversary date of this proxy). In order to be included in the Freescale sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to Freescale’s Secretary at Freescale Semiconductor, Ltd., 6501 William Cannon Dr. West, MD OE62, Austin, TX 78735, U.S.A., Attention: Secretary.

Shareholders may also make proposals, including director nominations, that are not intended to be included in Freescale’s proxy statement for the 2014 annual general meeting so long as the proposals comply with our bye-laws. Under our bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if the nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information as described in our bye-laws. To be timely, a shareholder’s written notice must be delivered to our Secretary no earlier than December 31, 2013 and no later than January 30, 2014.

In addition, Section 79 of the Bermuda Companies Act provides that shareholders representing either (i) 5% of the total voting rights eligible to vote at the annual general meeting or (ii) not less than 100 shareholders may propose any resolution which may be properly moved at the annual general meeting. Upon timely receipt of notice, we will, at the expense of the shareholder(s) proposing the resolution, give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed resolution. To be timely, the proposal must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate, at the expense of the shareholder(s), a statement not exceeding 1,000 words with respect to any matter referred to in any proposed resolution or the business to be dealt with at the annual general meeting by providing notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and beneficial owners of more than 10% of any class of our equity securities to file with the SEC reports regarding their ownership and changes in ownership of our common shares. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Based solely on our examination of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers, we believe that all required Section 16(a) filings were made on a timely basis in 2012.

OTHER MATTERS

To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one set of these materials, you may request a separate copy at no cost to you and request separate materials for future mailings by contacting Broadridge at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are receiving multiple copies, you may also request that we send only one set of materials to you by contacting Broadridge at the telephone number or address given above.

Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2012, as filed with the SEC, is available to shareholders free of charge on our Investor Relations website at http://investors.freescale.com or by writing us at Secretary, Freescale Semiconductor, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735.

As of the date of this proxy statement, we are not aware of any other matters to be brought before the Annual General Meeting. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote, or refrain from voting, in accordance with their best judgment.

By order of the Board,

JONATHAN A. GREENBERG

Secretary

Austin, Texas

FREESCALE SEMICONDUCTOR, LTD. 6501 WILLIAM CANNON DR. WEST AUSTIN, TX 78735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54072-P35169 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
FREESCALE SEMICONDUCTOR, LTD. The Board of Directors recommends you vote FOR		All	All	Except
the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01)	Chinh E. Chu 07) J. Daniel McCranie
02)	John T. Dickson 08) James A. Quella
03)	Daniel J. Heneghan 09) Peter Smitham
04)	Thomas H. Lister 10) Gregory L. Summe
05)	Gregg A. Lowe 11) Claudius E. Watts IV
06)	John W. Marren
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2

The appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2013, and the authorization of the Audit and Legal Committee to determine the independent auditors’ fees; and

						☐	☐	☐
3	Non-binding advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

NOTE: These matters are more fully described in the enclosed proxy statement. None of the proposals require the approval of any other proposal to become effective. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors report for the fiscal year ended December 31, 2012, and lay them before the shareholders in accordance with Bermuda law.

If any other matters properly come before the Annual General Meeting or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M54073-P35169

FREESCALE SEMICONDUCTOR, LTD.

Annual General Meeting of Shareholders

April 30, 2013 8:00 AM CT

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Alan Campbell, or failing him, Jonathan A. Greenberg, or failing him, Dathan C. Voelter to act as proxy to vote, as designated on the reverse side of this ballot, all of the shares of FREESCALE SEMICONDUCTOR, LTD. that the shareholder is entitled to vote at the Annual General Meeting of Shareholders to be held on Tuesday, April 30, 2013 at 8:00 AM, Central Time, at our principal executive offices at 6501 William Cannon Dr. West, Austin, Texas 78735 and at any adjournment thereof.

You will be required to bring certain documents with you to vote at the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side